                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is entered into as of July 7, 1999 by and among Eye Care Centers of America, Inc., a Texas corporation ("Purchaser"), Vision Twenty-One, Inc., a Florida corporation (the "Company"), and The Complete Optical Laboratory, Ltd., Corp., a New Jersey corporation and a direct wholly-owned subsidiary of the Company (the "Subsidiary" and, together with the Company, the "Sellers").

                              W I T N E S S E T H:

         WHEREAS, pursuant to the Vision World Acquisition Agreement, on June 30, 1998 the Company acquired substantially all of the assets and operations of Vision World, which engaged in the business of providing optometric services, selling optical goods and providing other related services primarily in the State of Minnesota (the "Minnesota Business");

         WHEREAS, pursuant to the Eye Care Acquisition Agreement, on March 31, 1998 Eye Care One merged with and into the Company, after which the Company continued to operate Eye Care One's business of providing optometric services, selling optical goods and providing other related services primarily in the State of Wisconsin (the "Wisconsin Business") pursuant to the Eye Care Acquisition Agreement;

         WHEREAS, on January 1, 1998, (i) pursuant to the Drx Acquisition Agreement, the Company acquired certain of the assets of the Practice and Elliot
L. Shack, O.D., P.A., a New Jersey professional association, which engaged in the business of providing optometric services, selling optical goods and providing other related services primarily in the State of New Jersey and the Company concurrently entered into the Business Management Agreement to provide certain management services to the Practice (the Company's business with respect to the ownership of such assets and management of the Practice being hereinafter referred to as the "New Jersey Business") and (ii) the Company acquired all of the outstanding capital stock of the Subsidiary pursuant to the TCOL Stock Purchase Agreement, the Subsidiary being engaged in the manufacture of optical lenses in New Jersey (the "Subsidiary Business");

         WHEREAS, the New Jersey Business, the Minnesota Business and the Wisconsin Business of the Company are hereinafter referred to as the "Company Businesses" and the Company Businesses and the Subsidiary Business are hereinafter collectively referred to as the "Acquired Businesses;"

         WHEREAS, the Company desires to sell and Purchaser desires to purchase substantially all of the assets, properties, and rights of the Company used in the Company Businesses;

         WHEREAS, the Subsidiary desires to sell and Purchaser desires to purchase substantially all of the assets, properties, and rights of the Subsidiary; and

         WHEREAS, simultaneously with this Agreement, the Purchaser and the Company will enter into an Agreement Regarding Strategic Alliance (the "Strategic Agreement") whereby the Purchaser and the Company will create a strategic alliance to facilitate the growth of its respective businesses;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties hereinafter contained, the Parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, capitalized terms shall have the meanings specified or referred to in EXHIBIT A hereto.

                                   ARTICLE II

                                 SALE OF ASSETS

         Section 2.01 Sale of Assets.

                  (a) On the Closing Date, and subject to the terms and conditions herein stated, the Company agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase from the Company, all right, title and interest in and to all of the assets used in, related to or necessary for the operation of each of the Company Businesses including, without limitation, the following: (i) all of the goodwill and all of the customer lists (to the extent permitted by applicable law) used in, related to or necessary for the operation of the Company Businesses; (ii) all rights and privileges under the Contracts and accounts of the Company Businesses including, without limitation, the Contracts listed on EXHIBIT B-1 (with respect to the Wisconsin Business), EXHIBIT B-2 (with respect to the Minnesota Business) and EXHIBIT B-3 (with respect to the New Jersey Business) hereto identified as being assumed by Purchaser (collectively such Contracts listed on EXHIBITS B-1, B-2 AND B-3 are referred to herein as the "Company Assigned Contracts") and the right to receive all payments, rights, and privileges of the Company arising under the Company Assigned Contracts; (iii) all of the trade names, service marks, trademarks, patents, trade secrets, internet addresses, telephone numbers and other intellectual property rights, whether registered or unregistered, used in, related to or necessary for the operation of the Company Businesses, including, without limitation, the names "Vision World," "Stein Optical," "EyeCare One," and "Eye Drx" and the Internet addresses "www.visionworld.com" and "www.steinoptical.com" and the other rights of the Company listed on Schedule 3.16; (iv) all of the prepaid expenses, unbilled costs and fees, and accounts, notes and other receivables used in, related to or necessary for the operation of the Company Businesses; (v) the fixed assets, vehicles, equipment and other personal property of the Company physically located at the offices of the Company Businesses including, without limitation, the assets of the Company listed on EXHIBIT C-1 (with respect to the Wisconsin Business), EXHIBIT C-2 (with respect to the Minnesota Business) and EXHIBIT C-3 (with respect to the New Jersey Business) hereto; (vi) all of the books and records of the Company used in, related to or necessary for the operation of the Company Businesses;
(vii) all of the supplies, inventories and office and other supplies physically located at the offices of the Company Businesses; (viii) to the extent permitted by applicable law, all rights of the Company under any written or oral contract, agreement, non-competition agreement, confidentiality agreement, lease, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization used in, related to, or necessary for the operation of the Company Businesses; (ix) all computer software and related licenses of the Company used in, related to or necessary for the operation of the Company Businesses; (x) all rights or choses in action of the Company used in, related to, or necessary for the operation of the Company Businesses arising out of occurrences before or after the Closing Date including, without limitation, all rights under express or implied warranties relating to the assets of the Company used in, related to, or necessary for the operation of the Company Businesses; and (xi) all of the Company's right, title and interest to any other assets physically located at the offices of the Company Businesses or any claims related thereto. The assets described in this SECTION 2.01(a) are hereinafter collectively referred to as the "Company Assets." Notwithstanding the foregoing, the


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

Company shall retain and shall not transfer to Purchaser, and the term "Company Assets" shall not include any of the following (collectively, the "Company Excluded Assets"):

                           (A) any of the Company's accounts receivable relating to Medicare or Medicaid or any of the Company's cash or cash equivalents;

                           (B)      any of the Company's intercompany
                                    receivables or receivables due from
                                    employees, independent contractors or other related parties;

                           (C) any Contract relating to employment or the engagement of independent contractors (except as expressly included in the Assigned Contracts) including, without limitation, the Cummins Employment Agreement;

                           (D) any of the other assets or Contracts listed on EXHIBIT D-1 (with respect to the Wisconsin Business), EXHIBIT D-2 (with respect to the Minnesota Business) and EXHIBIT D-3 (with respect to the New Jersey Business) hereto;

                           (E) any assets of the Company in the States of Minnesota, New Jersey or Wisconsin which are not used in, related to or necessary for the operation of the Acquired Businesses;

                           (F) any computer equipment, software, licenses or other assets primarily used at the Company's corporate headquarters in Tampa Bay, Florida or that is not used by the Company in connection with the Acquired Businesses including, without limitation, the computer software and licenses set forth on EXHIBIT D-1, D-2, D-3 OR D-4;

                           (G) any of the shares of stock of, or assets owned by, VIPA; or

                           (H) any rights or choses in action against the selling parties under the Vision World Acquisition Agreement, Eye Care Acquisition Agreement, Drx Acquisition Agreement and TCOL Stock Purchase Agreement (other than rights with respect to non-competition, non-solicitation or similar provisions, and breaches with respect thereto, which are transferred hereunder to the extent permitted by applicable law and the terms of such agreements).

                  (b) On the Closing Date, and subject to the terms and conditions herein stated, the Subsidiary agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase from the Subsidiary, all right, title and interest in and to all of the assets of the Subsidiary including, without limitation, the following: (i) all of the goodwill of the Subsidiary and all of the customer lists of the Subsidiary; (ii) all rights and privileges under the Contracts and accounts of the Subsidiary including, without limitation, the contracts listed on EXHIBIT B-4 hereto identified as being assumed by Purchaser (collectively, the "Subsidiary Assigned Contracts" and, together with the Company Assigned Contracts, the "Assigned Contracts") and the right to receive all payments, rights, and privileges of the Subsidiary arising under the Subsidiary Assigned Contracts; (iii) all of the Subsidiary's trade names, service marks, trademarks, patents, trade secrets, internet addresses, telephone numbers and other intellectual property rights, whether registered or unregistered including, without limitation, the names "The Complete Optical Laboratory, Ltd." and the other rights of the



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

Subsidiary listed on Schedule 3.16; (iv) all of the Subsidiary's prepaid expenses, unbilled costs and fees, and accounts, notes and other receivables;
(v) the fixed assets, vehicles, equipment and other personal property of the Subsidiary including, without limitation, the assets of the Subsidiary listed on EXHIBIT C-4 hereto; (vi) all of the books and records of the Subsidiary; (vii) all of the Subsidiary's supplies, inventories and office and other supplies;
(viii) to the extent permitted by applicable law, all rights of the Subsidiary under any written or oral contract, agreement, non-competition agreement, confidentiality agreement, lease, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization; (ix) all computer software and related licenses of the Subsidiary; (x) all rights or choses in action of the Subsidiary arising out of occurrences before or after the Closing Date including, without limitation, all rights under express or implied warranties relating to the other Subsidiary Assets; and (xi) all of the Subsidiary's right, title and interest to any other assets or claims of the Subsidiary. The assets described in this SECTION 2.01(b) are hereinafter collectively referred to as the "Subsidiary Assets." The Company Assets and the Subsidiary Assets are hereinafter referred to herein as the "Assets." Notwithstanding the foregoing, the Subsidiary shall retain and shall not transfer to Purchaser, and the term "Subsidiary Assets" shall not include, any of the following (collectively, the "Subsidiary Excluded Assets" and, together with the Company Excluded Assets, the "Excluded Assets"):

                           (A) any of the Subsidiary's accounts receivable relating to Medicare or Medicaid or any of the Subsidiary's cash or cash equivalents;

                           (B) any of the Subsidiary's intercompany receivables or receivables due from employees, independent contractors or other related parties;

                           (C) any Contract relating to employment or the engagement of independent contractors (except as expressly included in the Assigned Contracts);

                           (D) any of the other assets or Contracts listed on EXHIBIT D-4 hereto; or

                           (E) any computer equipment, software, licenses or other assets primarily used at the Company's corporate headquarters in Tampa Bay, Florida or that is not used by the Subsidiary in connection with the Acquired Businesses including, without limitation, the computer software and licenses set forth on EXHIBIT D-1, D-2, D-3 OR D-4.

         Section 2.02 Purchase Price; Payment.

                  (a) As consideration for the purchase of the Assets, Purchaser shall pay to the Sellers, in cash allocated between the Sellers as set forth on EXHIBIT E hereto, the aggregate sum of Forty-Two Million Dollars and no/100 ($42,000,000) (the "Base Price"), subject to increase or decrease, as the case may be, by the Adjustment Amount as provided in SECTION 2.03 (as adjusted, the "Purchase Price").



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


                  (b) At the Closing, Purchaser shall deliver:

                           (i) to the Sellers, in cash allocated between the
Sellers as set forth on EXHIBIT E-1, an amount equal to (A) the Base Price, as increased or decreased, as the case may be, by the Estimated Adjustment Amount as provided in SECTION 2.02(c), minus (B) the Escrow Amount delivered to the Escrow Agent pursuant to SECTION 2.02(b)(ii) (such amount determined by A-B being referred to herein as the "Estimated Cash Payment"), by wire transfer of immediately available funds to the accounts of the Sellers, written notice of which accounts shall have been provided to Purchaser not less than three (3) business day prior to the Closing.

                           (ii) to Southwest Bank of Texas, N.A., as escrow
agent (the "Escrow Agent"), an amount equal to One Million Two Hundred Fifty Thousand Dollars and no/100 ($1,250,000) (the "Escrow Amount"). The Escrow Amount shall be maintained by the Escrow Agent pursuant to the terms of an Escrow Agreement in substantially the form of Exhibit F hereto (the "Escrow Agreement") by and among Purchaser, the Sellers and the Escrow Agent. Of such Escrow Amount, an amount equal to Five Hundred Thousand Dollars and no/100 ($500,000) shall be held to satisfy the amount, if any, owed by the Sellers to Purchaser pursuant to Section 2.03 (the "Adjustment Escrow Amount") and such Adjustment Escrow Amount, plus the earnings thereon, shall be released to Purchaser and/or the Sellers, as the case may be, upon final resolution of the Purchase Price pursuant to SECTION 2.03 (provided that any undisputed portion of the Adjustment Escrow Amount to which the Sellers or Purchaser may be entitled shall be delivered to the Sellers or Purchaser, as the case may be, as soon as possible after presentation by Purchaser of the drafts of Closing Date Balance Sheets), and the remainder shall be held to satisfy indemnification claims of Purchaser for a period of six-months following the Closing Date as more specifically set forth in the Escrow Agreement.

                  The Estimated Cash Payment to be paid by Purchaser to the Sellers at the Closing plus the Escrow Amount is hereinafter referred to as the "Estimated Purchase Price."

                  (c) As soon as reasonably practical, but in no event later than five (5) business days prior to the Closing Date, the Sellers shall in good faith cause to be prepared and delivered to Purchaser estimated balance sheets (as finally agreed upon by the Parties, the "Estimated Closing Date Balance Sheets") and income statements for the period from January 1, 1999 until the Closing Date (as finally agreed upon by the Parties, the "Estimated Closing Date Income Statements") of the Acquired Businesses, on both an individual and consolidated basis, which shall set forth an estimate of the Current Assets (defined as the inventory, accounts receivable and prepaid expenses transferred to Purchaser) and the Balance Sheet Assumed Liabilities (defined as accounts payable and accrued expenses assumed by Purchaser) as of the Closing Date and an estimate of the EBITDA for the period from January 1, 1999 until the Closing Date, such Estimated Closing Date Balance Sheets and Estimated Closing Date Income Statements to be calculated and prepared in accordance with GAAP, applied on a basis consistent with past practices of Sellers. Purchaser and the Sellers shall, after reviewing the balance sheets and income statements prepared by the Sellers, in good faith attempt to agree upon the Estimated Closing Date Balance Sheets and the Estimated Closing Date Income Statements. The parties shall agree within five (5) business days as to the Estimated Closing Date Balance Sheets and Estimated Closing Date Income Statement or either party may terminate this Agreement (but such termination shall not effect the rights of the parties with respect to Breaches prior to such termination). The aggregate of the Current Assets reflected on the Estimated Closing Date Balance Sheets shall hereinafter be referred to as the "Estimated Current Asset Amount" and the aggregate of the Balance Sheet Assumed Liabilities reflected in the Estimated Closing Date Balance Sheets shall hereinafter be referred to as the "Estimated Balance Sheet Assumed Liabilities Amount" and the estimated 1999 EBITDA Adjustment based upon the EBITDA reflected on the Estimated Closing Date Income Statements shall hereinafter be referred to as the "Estimated 1999 EBITDA


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

Adjustment." Based upon the Estimated Current Asset Amount and the Estimated Balance Sheet Assumed Liabilities Amount, the parties shall calculate an estimate of the Working Capital Amount as of the Closing Date (the "Estimated Working Capital Amount"). For purposes of calculating the Estimated Cash Payment due to the Sellers at the Closing pursuant to SECTION 2.02(b)(i), the Base Price shall be (A) (i) increased by the amount by which the Estimated Working Capital Amount exceeds Two Million Seven Hundred Thirty-Nine Thousand Dollars and no/100 ($2,739,000), which amount has been calculated as set forth on EXHIBIT E-2, or
(ii) decreased by the amount by which the Estimated Working Capital Amount is less than Two Million Seven Hundred Thirty-Nine Thousand Dollars and no/100 ($2,739,000), as the case may be, and (B) decreased by the greater of (i) the amount of the 1998 EBITDA Adjustment Amount or (ii) the amount of the Estimated 1999 EBITDA Adjustment (the aggregate amount of such decreases and increases, if any, being hereinafter referred to as the "Estimated Adjustment Amount").

         Section 2.03 Closing Financial Statements; Purchase Price Adjustments.

                  (a) As soon as practicable following the Closing but in no event later than sixty (60) days following the Closing Date, the Parties shall jointly cause to be prepared and delivered audited balance sheets for the Acquired Businesses, on a combined basis, dated as of the Closing Date (as finally agreed upon by the Parties, the "Closing Date Balance Sheets"), and the related statement of income (the "Closing Date Income Statements") and owners' equity for the Acquired Businesses, on a combined basis, for the period from January 1, 1999 and ending as of the Closing Date, of the Acquired Businesses (as finally agreed upon by the Parties, collectively the "Closing Date Financial Statements"). Attached to such Closing Date Financial Statements shall be supplemental schedules which shall set forth the Current Assets and the Balance Sheet Assumed Liabilities as of the Closing Date and the EBITDA for the period from January 1, 1999 until the Closing Date and the related 1999 EBITDA Adjustment, such Closing Date Financial Statements to be calculated and prepared in accordance with GAAP, applied on a basis consistent with past practices of Sellers. The audit of the Closing Date Financial Statements shall be performed by Ernst & Young LLP and the Parties shall jointly hire that firm. The cost of the preparation and audit of the Closing Date Financial Statements shall be borne one-half (1/2) by Purchaser and one-half (1/2) by the Sellers. The aggregate of the Current Assets reflected on the Closing Date Balance Sheets shall hereinafter be referred to as the "Current Asset Amount" and the aggregate of the Balance Sheet Assumed Liabilities reflected on the Closing Date Balance Sheets shall hereinafter be referred to as the "Balance Sheet Assumed Liabilities Amount." The term "Working Capital Amount" shall mean the amount by which the Current Assets Amount exceeds the Balance Sheet Assumed Liabilities Amount. Notwithstanding any of the foregoing, the Prorated Personal Property Taxes shall be reflected on the Closing Date Balance Sheets as a Balance Sheet Assumed Liability and no amount shall be included in the calculation of the Balance Sheet Assumed Liabilities Amount for deferred leasehold improvements. The Sellers shall cooperate with Purchaser in the preparation of, and, to the extent necessary, provide Purchaser access to the information reasonably necessary to prepare, the Closing Date Financial Statements including, without limitation, providing the accounting records, electronic and otherwise, within thirty (30) days following the Closing. Each Party shall have reasonable access throughout the audit to all accounting information, workpapers and conclusions in connection with the preparation of the Closing Date Financial Statements. On the basis of the Closing Date Financial Statements, subject, however, to the rights of Purchaser and the Sellers as provided in SECTIONS 2.03(b) and 2.03(c), for purposes of calculating the Purchase Price pursuant to SECTION 2.02(a), the Base Price shall be (A) (i) increased by the amount by which the Working Capital Amount exceeds Two Million Seven Hundred Thirty-Nine Thousand Dollars and no/100 Dollars ($2,739,000) or (ii) decreased by the amount by which the Working Capital Amount is less than Two Million Seven Hundred Thirty-Nine Thousand Dollars and no/100 ($2,739,000), as the case may be, and (B) decreased by the greater of the amount of the 1998 EBITDA Adjustment or the 1999 EBITDA Adjustment (the aggregate amount of such decreases and


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

increases, if any, being hereinafter referred to as the "Adjustment Amount"). Within the time period set forth in SECTION 2.03(c), (i) Purchaser shall pay to the Sellers the amount, if any, by which the Purchase Price exceeds the Estimated Purchase Price, or (ii) the Sellers shall pay to Purchaser the amount by which the Estimated Purchase Price exceeds the Purchase Price (to be paid out of the Adjustment Escrow Amount and thereafter directly by the Sellers to the extent the Adjustment Escrow Amount is insufficient to pay the amount owed by the Sellers hereunder).

                  (b) Within fifteen (15) days after delivery of the Closing Date Financial Statements, either the Sellers or the Purchaser on the other hand, may deliver a written notice (a "Financial Statements Protest Notice") to the other party of any objections, and the basis therefor, which such party may have to the Closing Date Financial Statements. The failure of either Party to deliver a Financial Statements Protest Notice within the prescribed time period (provided that such Party has been given reasonable access to the information as contemplated in SECTION 2.03(a) above) will constitute such Party's acceptance of the Financial Statements Balance Sheets as delivered by Purchaser. During the fifteen (15) business days following receipt of a Financial Statements Protest Notice, Purchaser and the Sellers shall attempt in good faith to resolve any disagreement with respect to the Closing Date Financial Statements and the accuracy thereof. If at the end of the period specified in the immediately preceding sentence, Purchaser and the Sellers shall have failed to resolve the disagreement specified in such Financial Statements Protest Notice, the items in dispute shall be referred to Deloitte & Touche LLP or such other nationally recognized accounting firm as may be mutually agreed to by the Parties (the "Adjustment Arbitrator") for final determination within forty-five (45) days. This provision for arbitration shall be specifically enforceable by the Parties, and the determination of the Adjustment Arbitrator in accordance with the provisions hereof shall be final and binding upon the Parties, with no right of appeal therefrom consistent with the provisions of SECTION 10.02. The fees and expenses of the Adjustment Arbitrator shall be paid by the party (i.e., Purchaser, on the one hand, or the Sellers, on the other hand) whose last proposed written offer for the settlement of the terms in dispute prior to the commencement of such arbitration, taken as a whole, was farther away from the final determination of the Adjustment Arbitrator. If the final determination of the Adjustment Arbitrator is equal to one-half of the difference between the last proposed written offers of Purchaser, on the one hand, and the Sellers, on the other hand, then Purchaser and the Sellers shall each pay one-half (1/2) of the fees and expenses of the Adjustment Arbitrator.

                  (c) The Sellers and Purchaser agree that within ten (10) days after the final determination of the Closing Date Financial Statements and the amount of the Purchase Price as provided in this SECTION 2.03 (either because no Financial Statements Protest Notice is delivered or upon receipt of the Adjustment Arbitrator's final determination or otherwise), the Sellers shall pay to Purchaser, or Purchaser shall pay to the Sellers, as the case may be, the amount owed as provided in SECTION 2.03(a), together with interest on the amount of such payment from the Closing Date until the due date at an annual rate equal to ten percent (10%); provided, however, such interest shall not be due on the portion of such amount paid to Purchaser from the Adjustment Escrow Amount and in lieu thereof Purchaser shall receive the earnings on such amount accrued in the Escrow Account. In the event that such amount is due, but is not paid when due, simple interest shall accrue on such obligation and be payable therewith from the due date to the day preceding the date of payment at the annual rate equal to the lesser of eighteen percent (18%) or the maximum rate allowed by applicable law.

                  (d) In the event that the EBITDA of the Acquired Businesses for the period from January 1, 1999 until the Closing Date is less than 83% of Planned EBITDA set forth on EXHIBIT P attached hereto, there shall be a reduction to the Purchase Price in accordance with SECTION 2.03(a) above equal to (A)(i) 88% of the Planned EBITDA for the period from January 1, 1999 until the Closing Date as set forth on EXHIBIT P attached hereto, minus (ii) the EBITDA for the period from


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

January 1, 1999 until the Closing Date multiplied by (B) six and eight-tenths (6.8) (such decrease being referred to herein as the "1999 EBITDA Adjustment").

                  (e) "EBITDA" shall mean and be equal to (i) the sum of all net income of the Sellers relating to the Acquired Businesses for the subject period as determined in accordance with GAAP plus (ii) all amounts of interests, federal and state income taxes, depreciation and amortization of intangibles of the Sellers relating to the Acquired Businesses (to the extent reflected in the net income of the Sellers relating to the Acquired Businesses) for such period as determined in accordance with GAAP plus (iii) all Non-Recurring Charges for such period which had been included in the calculation of the net income of the Acquired Businesses minus (iv) all Non-Recurring Revenue and interest income for such period which had been included in the calculation of the net income of the Acquired Businesses. In determining the net income of the Sellers relating to the Acquired Businesses, (i) expenses incurred at, and services provided by, the corporate offices of the Company that are directly related to the Acquired Businesses shall be allocated to the Acquired Businesses and included in the calculation of EBITDA consistent with the allocation made in the Financial Statements, (ii) the Acquired Businesses shall be charged a reasonable fee for payroll services provided for the Businesses through the corporate offices (which Sellers represent is the only additional service provided through the corporate offices during 1999 that was not provided by the corporate offices during substantially all of 1998) (iii) net income shall be determined without regard to the effect of any restructuring charges or expenses directly related to the Subject Transactions, the Vision World Acquisition Agreement, the Eye Care Acquisition Agreement, the Drx Acquisition Agreement or the TCOL Stock Purchase Agreement and (iv) net income shall be determined without giving effect to the cumulative effect of changes in accounting principles. Set forth on EXHIBIT P hereto is the Sellers' planned EBITDA of the Acquired Businesses for fiscal 1999, on a monthly basis (the "Planned EBITDA").

                  (f) "Non-Recurring Charges" shall mean the types of charges set forth on EXHIBIT Q. "Non-Recurring Revenues" shall mean, with respect to EBITDA for 1998 the types of revenues set forth on EXHIBIT Q, and with respect to EBITDA for 1999, extraordinary items and others revenues recognized by the Acquired Businesses which were not incurred in the Ordinary Course of Business or (ii) are not the type of revenues that will be recognized by Purchaser in the day-to-day operation of the Acquired Businesses from and after the Closing Date (for example, revenues from the sale of equipment or liquidation of other assets). Notwithstanding any of the foregoing, any financial impact resulting from modifications, revisions or adoptions of accounting policies different from historical practices would not be deemed Non-Recurring Revenues or Non-Recurring Charges.

                  (g) As soon as reasonably practical, but in no event later than July 1, 1999, the Sellers shall in good faith cause to be prepared and delivered to Purchaser an audited statement of operations of the Minnesota Business for the six-month period from January 1, 1998 to June 30, 1998 (the "Stub Period") prepared in conformance with GAAP, consistent with the owner's past practices (the "Audited Stub Period Statement of Operations"). Purchaser and the Sellers shall, after reviewing such statement of operations, in good faith attempt to agree upon the related EBITDA for such period (as finally agreed upon, the "1998 Stub EBITDA"). In the event the parties are unable to agree upon the 1998 Stub EBITDA, such dispute shall be referred to the Adjustment Arbitrator to resolve in accordance with the procedures set forth in this SECTION 2.03. The "1998 EBITDA Adjustment" shall be an amount equal to (i) the amount, if any, by which the 1998 Stub EBITDA is less than One Million Six Hundred Fifty Thousand and no/100 ($1,650,000) multiplied by (ii) six and eight-tenths (6.8); provided, however, if the 1998 Stub EBITDA is greater than One Million Five Hundred Twenty-Seven Thousand and no/100 ($1,527,000), the 1998 EBITDA Adjustment shall be zero (0).

         Section 2.04 Assumption of Liabilities.

                  (a) Purchaser does not and shall not assume or agree to assume, and shall not acquire or take over, the liabilities and obligations of the Sellers of any nature, direct, contingent or otherwise, except:

                           (i) the obligations which arise solely out of the
actions of Purchaser with respect to its operation of the Acquired Businesses after the Closing Date;

                           (ii) the Prorated Personal Property Taxes;

                           (iii) the accounts payable, trade payables and
accrued expenses to the extent included in the Closing Date Balance Sheet and the schedule attached thereto (which sets forth the calculation of the Assumed Liabilities) (collectively, the "Balance Sheet Assumed Liabilities"); and

                           (iv) the liabilities and obligations of the Sellers
with respect to the performance after the Closing Date under the Contracts assigned to Purchaser hereunder to the extent expressly listed on EXHIBIT B-1, B-2, B-3 OR B-4 hereto or, if not listed on EXHIBIT B-1, B-2, B-3 OR B-4 only if, and to the extent that, Purchaser becomes aware of such Contract and knowingly exercises any of its rights thereunder after the Closing Date, which will be assumed by Purchaser at the Closing Date (all of such assumed liabilities and obligations in this SECTION 2.04(a)(i)-(iv) being hereinafter referred to as the "Assumed Liabilities"); provided, however, in no event shall Purchaser assume (i) any obligations for payments owed to the Practice relating to performance under the Business Management Agreement, or the Practice's operations, prior to the Closing Date (ii) any obligations for payments to any employee under an employment agreement to the extent relating to services prior to the Closing Date, except to the extent reflected on the Closing Date Balance Sheet and included in the calculation of the Working Capital Amount, or (iii) any obligation or commitment of the Company to grant any stock options to any of its employees including, without limitation, any obligation or commitment by the Company to grant stock options to any employee whose employment agreement has been assigned to Purchaser hereunder (e.g., any Assigned Contract).

         Notwithstanding any provision in this Agreement to the contrary, in no event will Purchaser assume any accrued liabilities or obligations under the Collective Bargaining Agreement other than liabilities and obligations arising from and after the Closing in the performance under such agreement.

                  (b) Without limiting the generality of the foregoing, it is expressly agreed that Purchaser shall have no liability or obligation to, for, or in respect of:

                           (i) any current or former employee or independent
contractor of the Sellers or the Acquired Businesses (and their dependents or beneficiaries), except for liabilities or obligations arising solely and directly due to the employment or engagement of any such person by Purchaser after the Closing;

                           (ii) any Taxes of either of the Sellers arising or
relating to any period prior to the Closing Date or any activity of either of the Sellers prior to or after the Closing Date except for the Prorated Personal Property Taxes;

                           (iii) any of the liabilities or obligations of either
of the Sellers to the extent such liabilities or obligations are not included as Assumed Liabilities in the schedules attached to the Closing Date Balance Sheets or otherwise expressly set forth in clauses (i), (ii), (iv) or (v) hereof;

                           (iv) any of the liabilities or obligations of either
of the Sellers relating to the performance under the Assigned Contracts prior to the Closing Date or relating to the performance, before or after the Closing Date under any Contract not listed on EXHIBITS B-1, B-2, B-3 or B-4 hereto or otherwise not expressly assumed by Purchaser pursuant to SECTION 2.04(a)(iv) above; or

                           (v) any of the liabilities or obligations of either
of the Sellers relating to the Vision World Acquisition Agreement, Eye Care Acquisition Agreement, Drx Acquisition Agreement or the TCOL Agreement including, without limitation, any obligation to pay contingent consideration under Section 2.5 of the Vision World Acquisition Agreement.

                  (c) Except with respect to obligations expressly assumed herein in connection with the Assigned Contracts, Purchaser does not assume any obligation, liability or payment of the Sellers or the Acquired Businesses associated with any Employee Benefit Plan or any other employee benefit arrangement or commitment covering employees or independent contractors of the Acquired Businesses immediately prior to the Closing Date including, without limitation, any continuation coverage required by COBRA group health continuation requirements for any employee or other "Qualifying Beneficiary" who has had a "Qualifying Event" (within the meaning of COBRA group health continuation requirements) on or before the Closing Date.

         Section 2.05 Conveyance and Transfer; Assumption. At the Closing, and subject to the terms and conditions hereof, each of the Sellers hereby agrees that it will execute and deliver to Purchaser and Purchaser will execute and deliver to each of the Sellers, a Bill of Sale, Assignment and Assumption Agreement, in the forms of EXHIBITS H-1, H-2, H-3 and H-4 hereto, and such other bills of sale, endorsements, assignments, releases, and other good and sufficient instruments of transfer, assignment, and conveyance, in form satisfactory to Purchaser and its counsel, as shall be effective to convey to Purchaser good and marketable title in and to the Assets. Simultaneously with such delivery, the Sellers will take all steps necessary to put Purchaser in actual possession of the Assets.

         Section 2.06 Closing Date. The Closing under this Agreement (the "Closing") shall be held on the later of (i) July 30, 1999 and (ii) the last business day of the month in which all of the Parties' respective conditions to Closing have been satisfied or waived (except for the conditions to be satisfied at Closing), or such other date as the Parties may agree to in writing and, unless otherwise indicated, the Closing shall be deemed to have occurred and be effective as of 11:59 p.m. on such date. Such date and effective time on which the Closing is to be effective is herein referred to as the "Closing Date." Notwithstanding the foregoing, the Closing Date shall be no later than August 31, 1999, unless otherwise agreed to in writing by the parties, and the Parties will use their Best Efforts to close the transactions contemplated hereunder as expeditiously as reasonably possible. The Closing shall be held at the offices of Shumaker, Loop & Kendrick, LLP, 101 E. Kennedy Boulevard, Suite 2800, Tampa, Florida 33602, at 10:00 a.m. on such date, or at such other time and place as the Parties may agree upon in writing.

         Section 2.07 Further Assurances. Each of the Sellers hereby agrees that, from time to time, at Purchaser's request and without further consideration, it will execute and deliver to Purchaser such other and further instruments of conveyance, assignment and transfer and take such other action as Purchaser may reasonably require to more effectively convey, transfer, and assign to Purchaser, and to put Purchaser in possession of, the Assets.

         Section 2.08 Allocation of Purchase Price. The Purchase Price received by the Sellers pursuant to this Agreement shall be allocated among the Sellers as set forth on EXHIBIT E and among the Assets of each of the Sellers as set forth on EXHIBIT I hereto.

         Section 2.09 Taxes.

                  (a) Except as otherwise set forth in SECTION 2.09(b) and except for Taxes owed by Purchaser as a result of its use of the Assets subsequent to the Closing Date, Purchaser shall have no liability or responsibility for any Taxes of any kind relating to or arising out of the Subject Transactions other than sales and transfer taxes resulting from the sale of the Assets for which Purchaser and the Sellers shall each pay one-half (1/2) of the such sales and transfer taxes; provided, however, to the extent such payment by Sellers or Purchaser is required by law to be paid by one Party, the other Party shall reimburse the Party required to make such payment for its proportionate share of such Taxes. The Sellers shall be solely responsible for the payment of all other Taxes of any kind, arising out of the sale, transfer, and assignment of the Assets. The Sellers shall immediately reimburse Purchaser for any such Taxes which Purchaser is required to pay arising out of the sale of the Assets or the operations of the Acquired Businesses prior to the Closing.

                  (b) The estimated amount of personal property taxes to be paid with respect to the Assets for calendar year 1999 shall be allocated and paid pro rata between Purchaser, on the one hand, and the Sellers, on the other hand. The pro-rata portion of such estimated taxes payable with respect to the period from January 1, 1999 through the day the Closing Date (the "Prorated Personal Property Taxes") shall be reflected on the Closing Date Balance Sheets, included in the calculation of the Working Capital Amount and assumed by Purchaser hereunder.

         Section 2.10 Collection of Accounts Receivable; Cash Accounts.

                  (a) Each of the Sellers agrees that it will cooperate with Purchaser in collecting all of the accounts receivable of each of the Sellers transferred to Purchaser hereunder and that all payments made with respect thereto, or by customers for services rendered by Purchaser from and after the Closing Date, shall be paid to Purchaser, and each of the Sellers further agrees to remit to Purchaser promptly following its receipt thereof, any such amounts received by the Sellers. Purchaser agrees to remit to the Sellers promptly following Purchaser's receipt thereof, any amounts received by it with respect to the accounts receivable of the Sellers relating to Medicaid or Medicare which are not being assigned hereunder.

                  (b) Immediately following the Closing, the Sellers shall withdraw from the Bank Accounts all of the cash of the Sellers relating to the Acquired Businesses as of the Closing Date. At the Closing, Purchaser, or one of its designated representatives, will be designated by each Seller as an authorized signatory on each of its bank accounts (with respect to the Company's accounts, only those accounts related to the Company Businesses) (collectively, the "Bank Accounts"), entitled to make withdrawals therefrom and the Sellers will not be entitled to make withdrawals therefrom without the consent of Purchaser and the respective banks will be so notified. At the Closing, the funds from each Bank Account will immediately be transferred to a bank account of the Sellers to be designated by the Sellers. Periodically after the Closing as required by Purchaser, the funds from each Bank Account will then immediately be transferred to a bank account of Purchaser to be designated by Purchaser.

                  (c) To facilitate this arrangement, each of the Sellers hereby agrees as follows:

                           (i) Each Seller will authorize and direct the banks
at which the Bank Accounts are located to transfer all monies deposited in the Bank Accounts to Purchaser in the bank account designated by Purchaser and send all statements and other communications regarding the Bank Account to Purchaser to facility administration of the Bank Accounts; and

                           (ii) Each Seller will take no action with respect to
its Bank Accounts that is not specifically set forth in this Agreement.

         Section 2.11 Maintenance of Records.

                  (a) All books and records transferred to Purchaser hereunder shall be retained by Purchaser and shall be made available in San Antonio, Texas to the Sellers for inspection and copying (at the Sellers' expense), upon five
(5) business days' prior notice, during regular business for a period of six (6) years from and after the Closing Date; provided, however, that the books and records transferred to Purchaser shall only be made available to the Sellers upon a showing of a proper purpose and shall only be available to the extent such effort does not interfere with the operations of Purchaser or any of its Affiliates.

                  (b) All books and records of the Sellers relating to the Acquired Businesses not transferred hereunder shall be retained by the Sellers and shall be made available to Purchaser for inspection and copying (at Purchaser's expense) upon five (5) business days' prior notice, during regular business for a period of six (6) years from and after the Closing Date.

         Section 2.12 Compliance with Bulk Sales; Tax Certificates.

                  (a) Purchaser hereby waives compliance by the Sellers with the provisions of the bulk sales law of any state, and each of the Sellers warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Purchaser by reason of such non-compliance to the extent such liabilities are not specifically assumed by Purchaser under this Agreement.

                  (b) Each of the Sellers and Purchaser agree to cooperate to obtain as soon as possible, the following if requested by Purchaser:

                           (i) With respect to the Minnesota Business and to the
extent available, a statement from the Minnesota Department of Revenue stating that the Company is in good standing with respect to any taxes administered by the Department of Revenue, such statement to be requested by the Company from the taxing authority as soon a practicable after the date hereof.

                           (ii) With respect to the Wisconsin Business and to
the extent available, a statement from the Wisconsin Department of Revenue a clearance certificate certifying the payment of all applicable state sales taxes of the Sellers relating to all taxable periods through the Closing Date, such statement to be requested by the Company from the taxing authority as soon a practicable after the date hereof.

                           (iii) With respect to the New Jersey Business and to
the extent available, a New Jersey Tax Clearance Certificate from the New Jersey Department of the Treasury, Division of Taxation certifying the payment of all applicable state taxes of the Company relating to all taxable periods through the Closing Date, such statement to be requested by the Company from the taxing authority as soon a practicable after the date hereof.

                           (iv) With respect to the Subsidiary and to the extent
available, a New Jersey Tax Clearance Certificate from the New Jersey Department of the Treasury, Division of Taxation, certifying the payment of all applicable state taxes of the Subsidiary relating to all taxable periods through the Closing Date, such statement to be requested by the Company from the taxing authority as soon a practicable after the date hereof.

                  (c) Purchaser and the Sellers shall cooperate to send notices of the Subject Transactions to the appropriate taxing authorities that are required or deemed by Purchaser to be desirable to protect Purchaser from successor liability for any unpaid taxes.

         Section 2.13. Termination of Cummins Employment Agreement. Effective on the Closing Date, the Company shall terminate the Cummins Employment Agreement upon terms mutually acceptable to the Parties. At the Closing, Purchaser shall reimburse the Company for one-half of the payments or other benefits expressly set forth in the settlement agreement with Dr. Cummins, not to exceed 1/2 of the severance obligations to which Dr. Cummins would be entitled to under the Cummins Employment Agreement if Dr. Cummins had been terminated by the Company without cause. Purchaser shall be entitled to participate in the discussions with the Sellers and Dr. Cummins regarding the termination of the Cummins Employment Agreement and the other matters contemplated in SECTION 7.12.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

         Except as set forth in the disclosure schedules attached hereto (which disclosure schedules shall specifically identify which of the Acquired Businesses or the Practice, where applicable, and the SECTION hereof to which such disclosure or exception applies), the Sellers, jointly and severally, hereby represent and warrant to Purchaser as follows:

         Section 3.01 Existence, Good Standing and Authority.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has the power to own its properties and to carry on its businesses as now being conducted. The Company is duly qualified to do business in all jurisdiction(s) in which the character or location of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company Businesses. The Company has full legal right, power and authority to execute and deliver this Agreement and the Acquisition Documents, to perform its obligations hereunder and thereunder, and, subject to obtaining the consents disclosed on Schedules 3.11(a), 3.11(b) and 3.23(b) attached hereto, to sell, assign, transfer, convey and deliver the Company Assets pursuant hereto and thereto. The Company has provided to Purchaser true and complete copies of all of its Organizational Documents.

                  (b) The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Subsidiary has the power to own its properties and to carry on its businesses as now being conducted. The Subsidiary is duly qualified to do business in all jurisdiction(s) in which the character or location of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Subsidiary. The Subsidiary has full legal right, power and authority to execute and deliver this Agreement and the Acquisition Documents, to perform its obligations hereunder and thereunder, and, subject to obtaining the consents disclosed on Schedules 3.11(a), 3.11(b) and 3.23(b) attached hereto, to sell, assign, transfer, convey and deliver the Subsidiary Assets pursuant hereto and thereto. The Subsidiary has provided to Purchaser true and complete copies of all of its Organizational Documents.

         Section 3.02 Authorization, etc. The Board of Directors and shareholders of each of the Sellers has taken all actions required by law, its respective Organizational Documents or otherwise to authorize the execution and delivery by such Seller, of this Agreement and the other Acquisition Documents to which it is a party, and the performance of such Sellers' obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each of the Sellers and, upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of the Sellers, the remaining Acquisition Documents to which a Seller is a party will have been duly executed and delivered by such Seller, and this Agreement is and such other Acquisition Documents to which a Seller is a party will be, upon due execution and delivery thereof, the legal, valid and binding obligations of such Seller enforceable against it according to their terms.

         Section 3.03 Title to Assets; Condition.

                  (a) The Company has good, valid and marketable title to all of the personal property constituting the Company Assets, free and clear of all Encumbrances, other than ad valorem taxes not yet due and payable and Encumbrances on Schedule 3.03(a) which will be released at or prior to Closing except as otherwise specified on Schedule 3.03(a). There is no material asset used in, related to or necessary for the operations of the Company Businesses which is not included in the Company Assets or licensed or leased to the Company pursuant to one of the Company Assigned Contracts. Upon consummation of the Subject Transactions, Purchaser will have good, valid and marketable title to all of the personal property constituting the Company Assets, free and clear of all Encumbrances except as otherwise specified on Schedule 3.03(a), other than ad valorem taxes not yet due and payable and Encumbrances arising out of its operation of the Acquired Businesses from and after the Closing.

                  (b) The Subsidiary has good, valid and marketable title to all of the personal property constituting the Subsidiary Assets, free and clear of all Encumbrances, other than ad valorem taxes not yet due and payable and Encumbrances on Schedule 3.03(b) which will be released at or prior to Closing except as otherwise specified on Schedule 3.03(b). There is no material asset used in, related to or necessary for the operations of the Subsidiary Business which is not included in the Subsidiary Assets or licensed or leased to the Subsidiary pursuant to one of the Subsidiary Assigned Contracts. Upon consummation of the Subject Transactions, Purchaser will have good, valid and marketable title to all of the personal property constituting the Subsidiary Assets, free and clear of all Encumbrances except as otherwise specified on
Schedule 3.03(a), other than ad valorem taxes not yet due and payable and Encumbrances arising out of its operation of the Subsidiary Business.

                  (c) All of the tangible assets forming a part of the assets (excluding Inventory which is covered by the representation and warranty set forth in SECTION 3.31) are set forth on EXHIBITS C-1, C-2, C-3 AND C-4 and:

                           (i) are generally and materially in good operating
condition and repair, normal wear and tear excepted;

                           (ii) are suitable for the purpose used for by the
Sellers;

                           (iii) are adequate and sufficient for all current
operations of the Acquired Businesses;

                           (iv) conform in all material respects with all
applicable Legal Requirements; and

                           (v) are directly related to the Acquired Businesses.

         Section 3.04 Investments. Except as set forth on Schedule 3.04, neither the Company (to the extent related to the Company Businesses) nor the Subsidiary owns, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any other Person.

         Section 3.05 Financial Statements. The Sellers heretofore furnished Purchaser with the (i) audited balance sheets of each of the Acquired Businesses, on an individual basis or combined basis, as the case may be, dated as of December 31, 1997 and December 31, 1998 and the related audited statements of operations for the years then ended (provided that the statement of operations of the Minnesota Business for the Stub Period has not been audited as reflected in the footnote to the audited statement of operations, but the Audited Stub Period Statement of Operations will be provided to Purchaser prior to Closing as provided in SECTION 2.02(d)) and (ii) the unaudited interim balance sheets of the Acquired Businesses on a combined basis, dated as of May 31, 1999 (the "Interim Balance Sheets") and the related unaudited interim statements of operations for the three-month period ended March 31, 1999 (collectively, including the Audited Stub Period Statement of Operations, the "Financial Statements"). The balance sheets of each of the Acquired Businesses and the Practice dated as of December 31, 1998 are hereinafter referred to as the "Balance Sheets." Except for the absence of footnotes to the Financial Statements and normal year-end adjustments to such interim Financial Statements, which such adjustments would not individually or in the aggregate be material, the Financial Statements have been (or will be with respect to the Audited Stub Period Statement of Operations) prepared from the books and records of the Sellers in accordance with GAAP, applied on a basis consistent with past practices of the then owner of the respective business, and fairly present the financial condition and results of operations of the Acquired Businesses at the respective dates thereof. The balance sheets included in the Financial Statements reflect all claims against and all debts and liabilities of the Acquired Businesses, fixed or contingent, as at their respective dates. The statements of income included in the Financial Statements do not contain any items of special or non-recurring income or any other income not earned in the Ordinary Course of Business except as expressly specified therein. Except as set forth on Schedule 3.05, since January 1, 1997, there has been no change in any method of accounting or auditing practice by the Company relating to the Company Businesses or by the Subsidiary.

         Section 3.06 Insolvency.

                  (a) Neither the Company, nor any of its subsidiaries (including, without limitation, the Subsidiary), is Insolvent and neither the Company nor any of its subsidiaries will become Insolvent as a result of the consummation of the Subject Transactions.

                  (b) None of the Board of Directors or officers of the Company or any of its subsidiaries have contemplated, or have discussed, seeking protection from creditors under any of the provisions of the Bankruptcy Code or taking any other action which could result in any other insolvency proceeding of any character with respect to the Company and its subsidiaries including, without limitation, bankruptcy, receivership or reorganization. No creditors of the Company or any of its subsidiaries have commenced or threatened to institute proceedings against the Company or any of its subsidiaries under the Bankruptcy Code or to take any other action which could result in any other insolvency proceeding of any character with respect to the Company and its subsidiaries.

                  (c) With respect to the representation and warranty set forth in this SECTION 3.06, the Sellers acknowledge that Purchaser has relied upon the information set forth in the registration statements, reports, proxy statements and other materials (collectively "SEC Reports") filed by the Company with the SEC since December 31, 1998 and represents and warrants that the SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933 and the 1934 Act and the applicable rules and regulations of the SEC promulgated thereunder, and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The consolidated financial statements of the Company which are a part of the SEC Reports have been prepared in accordance with GAAP, applied on a basis consistent with past practices, and fairly present the financial condition and results of operations of the businesses of the Company at the respective dates thereof and for the periods referred to therein.

                  (d) The Board of Directors of the Company have approved the Subject Transactions, subject to the receipt from Nesbitt Burns Securities Inc. of an opinion that the consideration to be received by Sellers with respect to its sale of the Assets is fair, from a financial point of view, to the Sellers. Nesbitt Burns Securities Inc. has verbally assured the Board of Directors that absent a change it will render such opinion and the Company does not have any reason to believe that such opinion will not be delivered.

         Section 3.07 Books and Records. The books of account and other records of the Company relating to the Company Businesses, and the books of account, minute books and stock record books of the Subsidiary, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Subsidiary contain materially accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors, as the case may be, of the Subsidiary since January 1, 1998, and no meeting of the shareholders, Board of Directors, and/or committees of the Board of Directors of the Subsidiary has been held since January 1, 1998 for which minutes have not been prepared and are not contained in such minute books.

         Section 3.08 Accounts Receivable. Schedule 3.08 sets forth a complete list of all accounts and other receivables of the Company relating to the Company Businesses, and of the Subsidiary and of the Practice, as of March 31, 1999, showing the amounts due and an aging analysis thereof. The accounts and other receivables shown on Schedule 3.08 and those receivables arising after March 31, 1999 and shown on the books and records of the Company relating to the Company Businesses, and of the Subsidiary and of the Practice, have arisen in the Ordinary Course of Business, are not in dispute with the respective obligors therefor, and are collectible (except to the extent of any provision or reserve set forth in the Balance Sheets or Closing Date Balance Sheets), and none of such accounts receivable or other debts are subject to any counterclaim or set-off (except to the extent of any provision or reserve set forth in the Balance Sheets, the Interim Balance Sheets or Closing Date Balance Sheets). There has been no material adverse change since the Balance Sheet Date in the amount of accounts receivable of the Company relating to the Company Businesses, or of the Subsidiary or of the Practice or other debts due or the allowances with respect thereto, or accounts payable by the Acquired Businesses or the Practice from that reflected in the Balance Sheets.

         Section 3.09 Real Property and Leases.

                  (a) The Company does not own any real property which is used in, related to or necessary for the operation of the Acquired Businesses. The Subsidiary does not own any real property.

                  (b) Schedule 3.09(b) contains a true and complete list of all real property leases (collectively, the "Leases") to which the Company or the Subsidiary is a party which are used in, related to or necessary for the operation of the Acquired Businesses, in each case specifying the name of the lessor or sublessor, the lessee, any sublessee, the lease term, the basic annual rental and other amounts paid or payable with respect thereto and any purchase or renewal options exercised or exercisable by the Company or the Subsidiary, as the case may be. Except with respect to the premises provided under the Business Management Agreement, to the Knowledge of the Sellers, the Practice is not a party to any real property lease or sublease. Except as set forth on Schedule 3.09(b), each of the Company, or the Subsidiary, as the case may be, enjoys peaceful possession under each Lease, and each Lease is in good standing and in full force and effect. Except as set forth on
Schedule 3.09(b), none of the Company, the Subsidiary, the Practice, or to the Knowledge of the Sellers, any other party to any of the Leases, has breached any of the Leases in any material respect or is in material default thereunder and, no breach of or default under any of the Leases has occurred which would prevent the exercise by the Company or the Subsidiary of any right to renew or extend such Lease. Except as set forth on Schedule 3.09(b), subject to receipt of any required consents or approvals, the consummation of the Subject Transactions in accordance with this Agreement will not result in the termination of any Lease or acceleration or increases in rent thereunder, and immediately after the Closing, all Leases will continue in full force and effect without the imposition of any burdensome condition or other obligation on Purchaser or its Affiliates resulting from the consummation of the Subject Transactions. The real property subject to the Leases is sufficient to conduct the Acquired Businesses in the respective manner in which they are conducted on the date hereof.

         Section 3.10 Material Contracts.

                  (a) Set forth on Schedule 3.10, which incorporates by reference EXHIBITS B-1, B-2, B-3 and B-4 and EXHIBITS D-1, D-2, D-3 and D-4 (to the extent Contracts are specifically listed therein), is a complete list of all of the following Contracts to which the Company, the Subsidiary or the Practice is a party or by which any of them is bound, used in, related to or necessary for the operation of the Acquired Businesses or the Practice, provided, however, with respect to the Practice except as set forth herein, only those Contracts relating to the operations of the Practice managed by the Company pursuant to and including the Business Management Agreement are required to be set forth on
Schedule 3.10:

                           (i) all Contracts relating to the employment of any
person, and all bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, phantom stock, retirement and other employee benefit plans;

                           (ii) all Contracts which contain restrictions with
respect to payment of dividends or any other distribution in respect of its capital stock;

                           (iii) all Contracts relating to capital expenditures
in excess of $15,000;

                           (iv) all loans, advances to, and investments in, any
other Person, and all Contracts relating to the making of any such loan, advance or investment;

                           (v) all guarantees and other contingent liabilities
with respect to any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the Ordinary Course of Business);

                           (vi) all management services, consulting and any
other similar type contracts;

                           (vii) all leases of personal property providing for
lease payments in excess of $5,000 per annum and a term of more than two years;

                           (viii) all Contracts materially limiting the freedom
of the Company to engage in any line of business or to compete with any other Person;

                           (ix) all Contracts not entered into in the Ordinary
Course of Business;

                           (x) all Contracts (other than contracts relating to
capital expenditures) which involve the expenditure by the Company or the Subsidiary, as the case may be, of more than $10,000;

                           (xi) any Contract with any director, officer or
employee of either of the Sellers or Contract with any Related Person of either of the Sellers;

                           (xii) all Contracts which might reasonably be
expected to have a potential Material Adverse Effect on the business or operations of either of the Sellers;

                           (xiii) all Contracts with Payors or contracts to
provide optometric services or health care services;

                           (xiv) all Contracts engaging a person to perform
services as an independent contractor and/or consultant; and

                           (xv) all other Contracts material to the business,
operations and assets of the Sellers or the Practice.

                  (b) Except as set forth on Schedule 3.10, each Contract set forth on Schedule 3.10 is a valid and binding agreement of the Company, the Subsidiary or the Practice, as the case may be, and in full force and effect and enforceable in accordance with its terms. Subject to obtaining the requisite consents set forth on Schedule 3.11(a), 3.11(b) or 3.23(b) hereto, the enforceability of such Contracts will not be affected in any manner by the execution and delivery of this Agreement and the consummation of the Subject Transactions. None of the Company, the Subsidiary or the Practice has violated any of the material terms or conditions of any of the Contracts set forth on
Schedule 3.10 to which it is a party and none of the Company, the Subsidiary or the Practice is otherwise in material default thereof, and, to the Knowledge of the Sellers, except as set forth on Schedule 3.10, all of the material terms and conditions to be performed by any party thereto other than the Company, the Subsidiary and the Practice have been fully performed and each such Contract is free from any right of termination on the part of any party thereto. There exists no default or event of default under any of the Contracts set forth on
Schedule 3.10 or event, occurrence, condition or act (including the purchase of the Assets hereunder, subject to obtaining the requisite consents set forth on
Schedule 3.11(a), 3.11(b) or 3.23(b) hereto) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. None of the parties to any of the Contracts has given notice (written or oral) of its intent to terminate such Contract and neither the Company nor the Subsidiary has Knowledge that any party thereto intends to terminate any Contract prior to or following the consummation of the Subject Transactions. There have been no amendments or modifications to any of the Contracts except as set forth on Schedule 3.10.

         Section 3.11 No Conflict.

                  (a) Except as set forth on Schedule 3.11(a), 3.11(b) or 3.23(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Subject Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a
violation of (A) any provision of the Organizational Documents of either of the Sellers, or (B) any resolution adopted by the Board of Directors or shareholders of either of the Sellers;

                           (ii) contravene, conflict with, or result in a
violation of, or give any Governmental Body or other Person the right to challenge any of the Subject Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which either of the Sellers or any of the Assets, may be subject;

                           (iii) contravene, conflict with, or result in a
violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by either of the Sellers or that otherwise relates to the Acquired Businesses, the Practice or any of the Assets;

                           (iv) to the Knowledge of the Sellers, cause Purchaser
to become subject to, or to become liable for, the payment of any Tax other than the Prorated Personal Property Taxes;

                           (v) contravene, conflict with, or result in a
violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

                           (vi) result in the imposition or creation of any
Encumbrance upon or with respect to any of the Assets.

                  (b) Except as set forth on Schedule 3.11(a), 3.11(b) or 3.23(b), neither of the Sellers is, nor will it be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Subject Transactions.

         Section 3.12 Litigation. Except as set forth on Schedule 3.12, there is no Proceeding by any Person, or by or before (or any investigation by) any Governmental Body, pending, or to the Knowledge of the Sellers, threatened against or affecting (i) either of the Sellers, the Practice, the Acquired Businesses or the Assets which could materially and adversely affect the right or ability of the Sellers to carry on the Acquired Businesses as now conducted, or which could have a Material Adverse Effect upon the ability of Purchaser to carry on the Acquired Businesses subsequent to the Closing, or (ii) the Subject Transactions or the Sellers' ability to consummate the Subject Transactions; and neither of the Sellers has any Knowledge of any valid basis for any such Proceeding. None of the Company, the Subsidiary or the Practice is subject to, or in default under, any Order entered in any Proceeding which may have an adverse effect on Purchaser or on its ability to acquire any property or to carry on the Acquired Businesses in any area after the Closing.

         Section 3.13 Tax Returns and Payments.

                  (a) The Sellers have filed or caused to be filed (on a timely basis since inception) all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Sellers have delivered or made available to Purchaser copies of all such Tax Returns relating to income or franchise taxes filed since inception. The Sellers have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by either of the Sellers, except such Taxes, if any, as are listed on Schedule 3.13(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP, applied on a basis consistent with past practices) have been provided in the financial statements which are a part of the SEC Reports.

                  (b) The Tax Returns of the Sellers subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1992. Schedule 3.13(b) contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described on Schedule 3.13(b), are being contested in good faith by appropriate proceedings. Schedule 3.13(b) describes all adjustments to the Tax Returns filed by the Sellers or any group of corporations including either of the Sellers for all taxable years since 1993, and the resulting deficiencies proposed by the IRS or relevant state tax authorities. Except as described on Schedule 3.13(b), neither of the Sellers has been given or been requested to give any waiver or extension (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of either of the Sellers or for which either of the Sellers may be liable.

                  (c) The charges, accruals, and reserves with respect to Taxes on the books of the Sellers are adequate (determined in accordance with GAAP, applied on a basis consistent with past practices) and are at least equal to the Sellers' liability for Taxes. There exists no proposed tax assessment against either of the Sellers except as disclosed in the financial statements included in the SEC Reports or on Schedule 3.13(c). No consent to the application of
Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that either of the Sellers is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. None of the material or property used by either of the Sellers is subject to a lease, other than a "true" lease for federal income tax purposes.

         Section 3.14 Liabilities. Neither of the Sellers is, and none of the Assets are, subject to, any outstanding claims, liabilities or indebtedness, accrued, contingent or otherwise, and whether due or to become due, except as set forth in their respective Financial Statements or referred to in the footnotes thereto or on Schedule 3.14, other than liabilities incurred subsequent to the Balance Sheet Date in the Ordinary Course of Business not involving borrowings by the Sellers or the Practice. Neither of the Sellers is in default in respect of the terms or conditions of any indebtedness, nor do either of the Sellers have Knowledge of any facts which, with the passage of time, would result in any such default. The reserves reflected in the Balance Sheets are adequate, appropriate and reasonable in accordance with GAAP, applied on a basis consistent with past practices. Neither of the Sellers has any Knowledge of any basis for the assertion against either of the Sellers of any such liability not fully reflected or accrued for in the Balance Sheets.

         Section 3.15 Insurance. Set forth on Schedule 3.15 is a complete list, with a summary thereof, of all insurance policies ("Insurance Policies") which the Sellers and the Practice maintain with respect to the Acquired Businesses and the Practice and their respective properties or employees, which Insurance Policies are in full force and effect. None of the Sellers or the Practice has violated any of the terms or conditions of the Insurance Policies and none of the Sellers or the Practice is otherwise in default thereof. To the Knowledge of the Sellers, all of the terms and conditions to be performed by the issuers of the Insurance Policies have been fully performed and the Insurance Policies are free from and no event has occurred which would trigger any right of termination on the part of the issuers of the Insurance Policies to entitle the insurer to deny coverage thereunder. Since January 1, 1997, there has not been any material adverse change in the relationship of either of the Sellers or the Practice with its insurers or in the premiums payable pursuant to the Insurance Policies. Following the Closing, the Insurance Policies will remain in full force and effect covering occurrences arising prior to the Closing Date with respect to the Acquired Businesses and their respective properties or employees. To the Knowledge of the Sellers, all claims made or threatened against the Sellers or the Practice in excess of their respective deductibles are covered by the Insurance Policies. Except as set forth on
Schedule 3.15, the Insurance Policies are "occurrence" policies and not "claims made" policies.

         Section 3.16 Intellectual Properties. Set forth on Schedule 3.16 are all patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights or similar rights used in connection with the Acquired Businesses (collectively, "Intellectual Property Rights"), all of which are owned by the Company or the Subsidiary, as the case may be, unless otherwise indicated on Schedule 3.16. Except as set forth on Schedule 3.16, the Sellers have valid and enforceable rights to utilize the Intellectual Property Rights in the Acquired Businesses as they are presently operated, free and clear of any Encumbrances. The Sellers are not infringing, or otherwise acting adversely to, the right of any Person under or in respect to, any of the Intellectual Property Rights, there is no claim by any Person pending or, to the Knowledge of the Sellers, threatened against either of the Sellers or the Practice with respect thereto and to the Knowledge of the Sellers there is no Person infringing upon any of the Intellectual Property Rights. The Practice does not own any of the intellectual property rights used in connection with the business managed by the Company under the Business Management Agreement and uses such intellectual property rights under the terms of the Business Management Agreement.

         Section 3.17 Compliance with Laws. Except as set forth on Schedule 3.17, the Sellers and the Practice are, and have been in compliance with all Legal Requirements of any Governmental Body including, without limitation, the Federal Occupational Safety and Health Act, ERISA, all Legal Requirements relating to the safe conduct of business and all Environmental and Safety Requirements. Except as set forth on Schedule 3.17, none of the Sellers or the Practice have received any notice of any asserted present or past failure of either of the Sellers or the Practice to comply with any of such Legal Requirements.

         Section 3.18 Employees.

                  (a) Schedule 3.18(a) contains a complete and accurate list as of July 1, 1999 of the following information for each employee of the Sellers who works, directly or indirectly, in any of the Acquired Businesses, including each employee on leave of absence or layoff status, but excluding certain of the employees of the Company performing the management services described on
Schedule 3.18(a): employer; name; job title; work location; exempt or non-exempt status; current compensation paid or payable and any change in compensation since December 31, 1998; vacation accrued; sick and/or personal pay accrued; and service credited (reflected on such schedule by the anniversary date) for purposes of vesting and eligibility to participate under the Sellers' respective pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other Employee Benefit Plan. The Practice does not have any employees other than Dr. Charles M. Cummins.

                  (b) Schedule 3.18(b) contains a complete and accurate list of the following information, to the extent applicable, for each optometrist engaged as an independent contractor by a Seller or the Practice who works, directly or indirectly, in any of the Acquired Businesses or the Practice, including: name; work location; current compensation paid or payable and any change in compensation since December 31, 1998; severance pay, and a description of any other benefits to which such optometrists is entitled.

                  (c) To the Knowledge of the Sellers, no employee of, or optometrist engaged as an independent contractor by, a Seller or the Practice who works, directly or indirectly, in any of the Acquired Businesses or the Practice is a party to, or is otherwise bound by, any agreement or arrangement including, without limitation, any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way will:

                           (i) significantly interfere with the performance of
his duties as an employee of Purchaser or the Practice; or

                           (ii) adversely affect the ability of Purchaser to
conduct the Acquired Businesses, subsequent to the Closing, including any Proprietary Rights Agreement with the Company or the Subsidiary by any such employee or independent contractor.

                  (d) To the Knowledge of the Sellers, no key employee or optometrist engaged as an independent contractor of the Company, the Subsidiary or the Practice who works, directly or indirectly, in any of the Acquired Businesses or the Practice, intends to:

                           (i) terminate his or her employment or independent
contractor relationship with the Company, the Subsidiary or the Practice, as the case may be, prior to Closing; or

                           (ii) reject employment or engagement as an
independent contractor by Purchaser, or terminate an existing employment or independent contractor relationship with Purchaser or the Practice, after the Closing.

                  (e) Except as set forth in Schedule 3.18(e), none of the Sellers or the Practice is a party to any employment agreement, employee leasing agreement or employee services agreement with respect to any employee of (i) the Company or the Subsidiary who works, directly or indirectly, in the Acquired Businesses or (ii) the Practice.

         Section 3.19 Labor Relations; Compliance; Policies.

                  (a) Except as set forth on Schedule 3.19, none of the Company, the Subsidiary or the Practice is, or has ever been, a party to any collective bargaining or other labor Contract. Since January 1, 1996, there has not been, there is not presently pending or existing, and to the Knowledge of the Sellers there is not threatened:

                           (i) any strike, slowdown, picketing, work stoppage,
or employee grievance process;

                           (ii) any Proceeding against or affecting the Company,
the Subsidiary or the Practice relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable

Governmental Body, or any organizational activity, or other labor or employment dispute against or affecting the Company, the Subsidiary, the Practice or their respective premises; or

                           (iii) any application for certification of a
collective bargaining agent. To the Knowledge of the Sellers, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

                  (b) There is no lockout of any employees by the Company or the Subsidiary, and no such action is contemplated by the Company or the Subsidiary.

                  (c) The Company (with respect to the Acquired Businesses), the Subsidiary and the Practice have complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closings. None of the Company (with respect to the Acquired Businesses), the Subsidiary or the Practice has:

                           (i) liabilities in connection with the payment of any
compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements; or

                           (ii) unfair labor practice charges or complaints or
racial, color, religious, sex, sexual orientation, national origin, age, disability or handicap discrimination charges or complaints pending or, to the Knowledge of the Sellers, threatened against the Company, the Subsidiary or the Practice.

                  (d) None of the Company, the Subsidiary or the Practice has engaged in any unfair labor practices or discriminated on the basis of race, color, religion, sex, sexual orientation, national origin, age, disability or handicap in its employment conditions or practices.

                  (e) Schedule 3.19(e) contains a complete and accurate list of all employee manuals and all material policies, procedures and work-related rules that apply to employees of the Company or the Subsidiary who work, directly or indirectly, in any of the Acquired Businesses (the "Employee Policies and Procedures"). The Sellers have provided or made available to Purchaser a copy of all written Employee Policies and Procedures and a written description of all material unwritten Employee Policies and Procedures.

                  (f) All employees of, and to the Knowledge of the Sellers, the independent contractors engaged by, the Company, the Subsidiary and the Practice who work, directly or indirectly, in any of the Acquired Businesses or the Practice, are citizens of, or are authorized in accordance with federal immigration laws to be employed or engaged in, the United States.

         Section 3.20 Employee Benefit Plans.

                  (a) List of Plans. Set forth on Schedule 3.20(a) is a complete and accurate list of all Employee Benefit Plans established, maintained or contributed to by the Company or the Subsidiary for employees of, and independent contractors engaged by, the Company, the Subsidiary or the Practice who work, directly or indirectly, in the Acquired Businesses or the Practice at any time on or after January 1, 1998. To the Knowledge of the Sellers, the Practice does not maintain any Employee Benefit Plans.

                  (b) For purposes of this Agreement, the term "Employee Benefit Plans" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), whether or not any such employee benefit plans are exempt from the provisions of ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, parachute payment arrangements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements and arrangements not described in (A) above, which such plans cover employees of the Company or the Subsidiary who work directly or indirectly in the Acquired Businesses.

                  (c) Status of Plans. Neither the Company nor the Subsidiary takes part in, is a party to, or has taken part in or been a party to, (i) maintaining or contributing to any Employee Benefit Plan subject to ERISA which is not in material compliance with ERISA and the Code, (ii) maintaining or contributing to, at any time, a defined benefit plan within the meaning of
Section 3(35) of ERISA, (iii) maintaining or contributing to, at any time, a multiemployer plan within the meaning of Section 3(37) of ERISA, or (iv) maintaining or contributing to any employee benefit plans other than those listed on Schedule 3.20(b). The assets of the Employee Benefit Plans are adequate to pay all debts, liabilities and claims with respect to such plan to the extent that claims have been made on or prior to the Closing Date. No Employee Benefit Plan ever maintained by the Company or the Subsidiary has ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than severance pay benefits or continued health care as required by COBRA) or has ever promised to provide such post-termination benefits. There are no promised increases in benefits (whether expressed, implied, oral or written) under any Employee Benefit Plan maintained by the Company or the Subsidiary, nor are there any obligations, commitments or understandings to continue any such Employee Benefit Plans (whether expressed, implied, oral or written), except as required by COBRA. Each Employee Benefit Plan maintained by the Company or the Subsidiary as of the Closing Date is subject to termination by the Company or the Subsidiary without any further liability or obligation on the part of the Company or the Subsidiary to make further contributions to any such plan following such termination, and the termination of any Employee Benefit Plan would not accelerate or increase any benefits payable under such Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Subject Transactions will
(i) result in any payment to be made by the Company or the Subsidiary (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Employee Benefit Plan.

                  (d) Tax Qualification and Employee Benefits. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination. Full payment has been made of all amounts which the Company, the Subsidiary is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or the Subsidiary is a party, to have paid as contributions thereto as of the Closing Date. Contributions to Employee Benefit Plans that have not yet been made by the Company or the Subsidiary because they are not yet due under the terms of the relevant Employee Benefit Plan or related agreement are adequately reflected in the Company's financial statements in a manner consistent with GAAP. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

                  (e) Transactions. There has not been any material failure by the Company or the Subsidiary to comply with any law applicable to any Employee Benefit Plan maintained by the Company or the Subsidiary. None of the Company or the Subsidiary has engaged in any transaction with respect to the Employee Benefit Plans which would subject the Company or the Subsidiary to a tax, penalty or liability for prohibited transactions under ERISA or the Code (for which no exemption is available), and none of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, has breached, in any material respect, any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or has taken or failed to take any action that would result in any material claim being made under, by or on behalf of any such plans by any party with standing to make such claim. To the Knowledge of Sellers, no litigation, claim, arbitration, governmental proceeding, audit, or investigation or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any Employee Benefit Plan.

                  (f) Documents. The Company and the Subsidiary have delivered or caused to be delivered to Purchaser and its counsel true and complete copies of (i) all Employee Benefit Plans in effect on the date hereof together with all amendments thereto already adopted which will become effective at a later date, as well as the latest IRS determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, (ii) Form 5500 for the fiscal year ended December 31, 1997 for each Employee Benefit Plan required to file such form, (iii) a current Summary Plan Description for each Employee Benefit Plan, together with any summary of material modifications thereto, (iv) any insurance or annuity policy (including any fiduciary liability insurance policy) related to any Employee Benefit Plan, and (v) the three (3) most recent summary annual reports provided to participants for each Employee Benefit Plan.

                  (g) COBRA. The Company and the Subsidiary have complied in all material respects with the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended ("COBRA"), and all of the rules and regulations promulgated thereunder.

         Section 3.21 No Changes Prior to Closing Date. Except as set forth on
Schedule 3.21, since December 31, 1998 (the "Balance Sheet Date"), except as otherwise expressly contemplated by this Agreement, none of the Company (with respect to the Company Businesses), the Subsidiary or, to the Knowledge of the Sellers, the Practice has:

                  (a) suffered any material adverse change in its working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty or suffered any material casualty loss (whether or not insured);

                  (b) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the Ordinary Course of Business;

                  (c) permitted any of its assets to be subjected to any Encumbrances;

                  (d) paid, discharged or satisfied any material claim, Encumbrance or liability other than those which are reflected on the Balance Sheets or which were incurred after the Balance Sheet Date in the Ordinary Course of Business;

                  (e) sold, transferred or otherwise disposed of any assets, or relocated any of its assets then located in an office of the Acquired Businesses (other than relocating such assets to another office of the Acquired Businesses) except in the Ordinary Course of Business;

                  (f) made any capital expenditure or commitment therefor, except in the Ordinary Course of Business;

                  (g) made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock;

                  (h) made any bonus or profit sharing distribution or payment of any kind;

                  (i) increased its indebtedness for borrowed money, except current borrowings from banks in the Ordinary Course of Business, or made any loan to any Person;

                  (j) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves, none of which individually or in the aggregate is material to the Acquired Businesses;

                  (k) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees other than as reflected on Schedules 3.18(a) and 3.18(b) ;

                  (l) canceled or waived any claims or rights of substantial value;

                  (m) made any change in any method of accounting or auditing practice;

                  (n) lost or terminated any employee, customer or supplier that has, individually or in the aggregate, resulted in a Material Adverse Effect to any of the Acquired Businesses or the Practice;

                  (o) otherwise conducted its business or entered into any transaction except in the usual and ordinary manner and in the Ordinary Course of Business; or

                  (p) agreed, whether or not in writing, to do any of the foregoing or take any action or in action which would result in a Breach of any of the representations and warranties set forth in this ARTICLE III.

         Section 3.22 Broker's or Finder's Fees. Except for Prudential Securities and Nesbitt Burns Securities Inc., no agent, broker, person or firm acting on behalf of the Company or the Subsidiary is, or will be, entitled to any commission or investment banking, broker's or finder's fees from either of the Sellers, or from any Affiliate of either of the Sellers, in connection with any of the Subject Transactions. No Person is entitled to any commission or investment banking, broker's or finder's fees from Purchaser for its services on behalf of the Company in connection with any of the Subject Transactions.

         Section 3.23 Licenses, Permits, Consents and Approvals.

                  (a) Set forth on Schedule 3.23(a) is a list and description of each of the Governmental Authorizations required for use or used in the Acquired Businesses and the Practice, together with the respective expiration or renewal date of such Governmental Authorizations, which are all Governmental Authorizations required to conduct the Acquired Businesses and the Practice.

                  (b) Except as set forth on Schedule 3.23(b) and except with respect to Governmental Authorizations that Purchaser is required to obtain to operate the Acquired Businesses after the Closing (e.g., Governmental Authorizations that are not assignable to Purchaser hereunder), no Consent, notice or other action of any kind by the Company, the Subsidiary, the Practice or

Purchaser will be required as a result of the execution and delivery of the Acquisition Documents or the consummation of the Subject Transactions to:

                           (i) avoid the loss of any Governmental Authorization
or the violation, breach or termination of, or any default under, or the creation of any Encumbrances on any Asset pursuant to the terms of any Legal Requirement or any Contract binding upon the Company, the Subsidiary or the Practice or to which any such Asset may be subject; or

                           (ii) enable Purchaser to continue to operate the
Acquired Businesses substantially as conducted prior to the Closing Date.

                  (c) All such filings and consents (other than Governmental Authorizations that Purchaser is required to obtain to operate the Acquired Businesses after the Closing) will be duly filed, given, obtained or taken on prior to the Closing Date and will be in full force and effect on the Closing Date.

         Section 3.24 Environmental and Health and Safety Matters.

         (a)      Except as set forth on Schedule 3.24:

                  (i) Each of the Company, the Subsidiary and, to the Knowledge of the Sellers, the Practice is and has been in material compliance at all times with all Environmental and Safety Requirements applicable to the Acquired Businesses or the Practice, and the Sellers have not received any notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under Environmental and Safety Requirements with respect to the past or present operations or properties of the Acquired Businesses or the Practice.

                  (ii) Each of the Company, the Subsidiary and the Practice has obtained, and is and has been in material compliance at all times with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the occupation of the properties of the Acquired Businesses and the conduct of the operations of the Acquired Businesses.

                  (iii) None of the following exists at any property owned or occupied by the Company, the Subsidiary or the Practice which is used in, related to or necessary for the operations of any of the Acquired Businesses:

                           (A) asbestos-containing material in any form or condition;

                           (B)      polychlorinated biphenyl-containing
                                    materials or equipment; or

                           (C)      underground storage tanks.

                  (iv) The Subject Transactions do not impose any obligations under Environmental and Safety Requirements for site investigation or cleanup or notification to or consent of any Governmental Body or Person.

                  (v) No facts, events or conditions relating to the past or present properties or operations of the Acquired Businesses, the Practice or, to the Knowledge of the Sellers, properties contiguous thereto will (x) prevent, hinder or limit continued compliance by Purchaser with

Environmental and Safety Requirements, (y) give rise to any corrective, investigatory or remedial obligations on the part of Purchaser pursuant to Environmental and Safety Requirements, or (z) give rise to any liabilities on the part of Purchaser (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements including, without limitation, those liabilities relating to on-site or off-site hazardous substance releases, personal injury, property damage or natural resources damage.

                  (vi) Neither of the Sellers has assumed any liabilities or obligations of any Person under Environmental and Safety Requirements with respect to any property used in, related to or necessary for the operation of the Acquired Businesses.

                  (b) The Sellers have delivered or made available to Purchaser true, complete and correct copies of all environmental reports, analyses, tests or monitorings in the possession of the Company or the Subsidiary pertaining to any property used in, related to or necessary for the operation of the Acquired Businesses or the Practice and a true, complete and correct list identifying all third-party facilities at which contaminants generated in connection with the Acquired Businesses or the Practice (whether by the Company, the Subsidiary, the Practice or any prior owner or occupant) have been transported, treated, stored, handled or disposed within the past five (5) years.

         Section 3.25 Certain Payments. Neither the Company nor the Subsidiary nor to the Knowledge of the Sellers, any of their respective directors, officers, agents or employees, nor any other Person associated with or acting for or on behalf of the Company, the Subsidiary or the Practice, has directly or indirectly (a) made, offered or agreed to offer any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business or to pay for favorable treatment for business secured, (ii) to obtain special concessions or to pay for or special concessions already obtained, for or in respect of the Company, the Subsidiary, the Practice or any of their respective Affiliates, or (iii) in violation of any Legal Requirement, or (b) established or maintained any material fund or asset that has not been recorded in the books and records of the Company, the Subsidiary or the Practice.

         Section 3.26 Relationships with Affiliates. Except as set forth on
Schedule 3.26, no Affiliate of the Company or the Subsidiary has or has had or, to the Knowledge of the Sellers, any of the Prior Owners has, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to any of the Acquired Businesses or the Practice. Except as set forth on Schedule 3.26, no Affiliate of the Company or the Subsidiary owns or has owned (of record or as a beneficial owner) or, to the Knowledge of the Sellers, any of the Prior Owners owns (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction relating to the Acquired Businesses or the Practice other than business dealings or transactions conducted in the Ordinary Course of Business with the Company or the Subsidiary or the Practice at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company or the Subsidiary or the Practice with respect to any line of the products or services of the Acquired Businesses or the Practice (a "Competing Business") in any market in which an Acquired Business or the Practice currently operates except for the ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. No Affiliate of the Company or the Subsidiary or any of the Prior Owners is a party to any Contract with, or has any claim or right against, the Company (with respect to the Company Businesses), the Subsidiary or the Practice.

         Section 3.27 Fraud and Abuse. None of the Company, the Subsidiary or, to the Knowledge of the Sellers, the Practice has engaged in any activity that is prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Section 1320a-7b, the False Claims Act, or the regulations promulgated pursuant to such statutes, or any similar federal, state or local statutes or regulations or which are prohibited by binding rules of professional conduct, including, without limitation to the following:

                  (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment;

                  (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                  (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and

                  (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party Payors, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or order of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party Payors.

         Section 3.28 Year 2000 Compliance.

         (a) Except as set forth on Schedule 3.28(a), each item of software, hardware, firmware, third-party software and goods with computer chips used by the Company in the Company Businesses or used by the Subsidiary (collectively, the "Internal Systems"), is, or will be on the Closing Date, Year 2000 Compliant (as hereinafter defined) through the year 2002.

         (b) For purposes of this Agreement, "Year 2000 Compliant" means that the item:

                  (i) functions without interruption or human intervention with four-digit year processing on all data, input, or output which includes an indication of date (collectively, "Date Data"), including errors or interruptions from functions which may involve Date Data from more than one century, leap years, or the date September 9, 1999, regardless of the date of processing or date of Date Data;

                  (ii) provides results from any operation accurately reflecting any Date Data used in the operation performed, with output in any form, except graphics, having four digit years;

                  (iii) accepts two digit year Date Data in a manner that resolves any ambiguities as to century in a defined manner; and

                  (iv) provides data interchange in the ISO8601:1988 standard of CCYYMMDD.

         Section 3.29 Medicare and Medicaid Programs. Each of the Company, the Subsidiary, the Practice and, to the Company's and the Subsidiary's Knowledge, their respective professional employees and independent contractors is qualified for participation in the Medicare and Medicaid programs and is party to provider agreements for such programs which are in full force and effect with no events of default having occurred thereunder. Each of the Company, the Subsidiary, the Practice and, to the Knowledge of the Sellers, their respective professional employees and independent contractors, has timely filed all claims or other reports required to be filed prior to the Closing Date with respect to the purchase of services by third-party payors ("Payors"), including but not limited to Medicare and Medicaid programs, except where the failure to file would not, individually or in the aggregate, result in a Material Adverse Effect of the Acquired Businesses or the Practice. All such claims or reports are complete and accurate in all material respects. Each of the Company, the Subsidiary, the Practice and, to the Knowledge of the Sellers, their respective professional employees and independent contractors has paid or has properly recorded on the Financial Statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to such claims, and none of the Company, the Subsidiary, the Practice or, to the Knowledge of the Sellers, any of their professional employees or independent contractors has any material liability to any Payor with respect thereto, except as has been reserved for in the Closing Balance Sheet. There are no pending appeals, overpayment determinations, adjustments, challenges, audits, litigation or notices of intent to reopen Medicare and/or Medicaid claims determinations or other reports required to be filed by the Company, the Subsidiary, the Practice or, to the Knowledge of the Sellers, any of their respective professional employees or independent contractors in order to be paid by a Payor for services rendered. None of the Company's, the Subsidiary's, the Practice's or to the Knowledge of the Sellers, any of their respective directors, officers, employees, consultants, or independent contractors (providing optometric services) has been convicted of, or pled guilty or nolo contendere to, patient abuse or neglect, or any other Medicare or Medicaid program-related offense. None of the Company's, the Subsidiary's, the Practice's or, to the Knowledge of the Sellers, any of their respective directors, officers, shareholders, employees, independent contractors or consultants has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs, including without limitation, defrauding a government program, loss of a license to provide health services, and failure to provide quality care.

         Section 3.30 Payors. Schedule 3.30 sets forth a true, correct and complete list of the names and addresses of each Payor, including any private pay patient as a single Payor, of the Acquired Businesses or the Practice which accounted for more than ten percent (10%) of the revenues of such Acquired Business or the Practice in the three (3) previous fiscal years. Except as set forth on Schedule 3.30, each of the Company, the Subsidiary and the Practice does not have, and has not had, any disputes (other than immaterial disputes arising in the Ordinary Course of Business) which have not been resolved to the mutual satisfaction of both parties thereto, and none of such Payors has notified the Company, the Subsidiary or the Practice that it intends to discontinue its relationship with the Company, the Subsidiary or the Practice or to deny any claims submitted to such Payor for payment.

         Section 3.31 Inventory. Except as set forth on Schedule 3.31:

                  (i) the qualities and quantities of Inventory are reasonable and adequate for the current operations of the Acquired Businesses and materially consistent with past practices; and

                  (ii) there has been no material decrease in the Inventory since the Balance Sheet Date other than in the Ordinary Course of Business.

         Section 3.32 Acquisition Agreements. Except as set forth on Schedule 3.32, there has not been any material breach by the Company, or to the Knowledge of the Sellers, any material breach by any other party, of any representation, warranty, covenant or agreement under any of the Vision World

Acquisition Agreement, the Eye Care Acquisition Agreement, the Drx Acquisition Agreement or the TCOL Stock Purchase Agreement. Except as set forth on Schedule 3.32, all filings with, notices to, and consents of, any Governmental Body or other third parties necessary or appropriate to consummate the transactions contemplated by the Vision World Acquisition Agreement, the Eye Care Acquisition Agreement, the Drx Acquisition Agreement or the TCOL Stock Purchase Agreement have been duly filed, given, obtained or taken.

         Section 3.33 Bank Accounts. Schedule 3.33 to be provided on or before 15 days prior to Closing, sets forth an accurate and complete list showing the name and address of each bank in which the Company (with respect to the Company Businesses) or the Subsidiary has an account, the number of any such account and the names of all persons authorized to draw thereon.

         Section 3.34 Disclosure. To the Knowledge of the Sellers, none of this Agreement, or any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of either of the Sellers in connection with the Subject Transactions contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor the Subsidiary has Knowledge of any fact (other than general economic conditions or legislative or administrative changes in health care delivery) which materially and adversely affects the Acquired Businesses, the Practice or the properties or assets related thereto, which has not been set forth in this Agreement or in the Schedules, Exhibits or certificates or statements in writing furnished in connection with the Subject Transactions.

         Section 3.35 Disclaimer of Other Representations, Warranties and Covenants. Except as expressly set forth in this Article III, Sellers make no representations or warranties, express or implied, at law or in equity, in respect to any of the Assets, the Assumed Liabilities or the operations of the Acquired Businesses, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations and warranties are expressly disclaimed.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as set forth in the disclosure schedules attached hereto (which disclosure schedules shall specifically identify the SECTION hereof to which such disclosure or exception applies), Purchaser hereby represents and warrants to the Sellers as follows:

         Section 4.01 Existence and Good Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser has the power to own its properties and carry on its businesses as now being conducted. The Purchaser is duly qualified to do business in all jurisdiction(s) in which the character or location of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Purchaser.

         Section 4.02 Power and Authority. Purchaser has the full legal right, corporate power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required action of Purchaser. Purchaser has taken, or will take before the Closing Date, all actions required by law, Purchaser's Articles of Incorporation, Bylaws, or otherwise, to authorize the execution and delivery of this Agreement and the other Acquisition

Documents, and the performance of its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Purchaser and, upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of Purchaser, the remaining Acquisition Documents will have been duly executed and delivered by Purchaser, and this Agreement is, and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of Purchaser enforceable against it in accordance with the respective terms thereof.

         Section 4.03 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or investment banking, or broker's or finder's fees from any of the Parties, or from any Affiliate of the Parties, in connection with any of the Subject Transactions.

         Section 4.04 No Conflict.

                  (a) Except as set forth on Schedule 4.04 or with respect to the HSR Act, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Subject Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a
violation of (A) any provision of the Organizational Documents of Purchaser, or
(B) any resolution adopted by the Board of Directors or shareholders of Purchaser as currently in effect;

                           (ii) contravene, conflict with, or result in a
violation of, or give any Governmental Body or other Person the right to challenge any of the Subject Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Purchaser may be subject;

                           (iii) contravene, conflict with or result in a
violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Purchaser;

                           (iv) contravene, conflict with, or result in a
violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Purchaser is a party;

                  (b) Except as set forth on Schedule 4.04 or the HSR Act, Purchaser is not required, and will not be required, to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Subject Transactions.

                  (c) The representations and warranties of Purchaser set forth in the Strategic Agreement are true as of the date hereof, except to the extent relating to the execution and delivery thereof which will be true and correct on the Closing Date.

         Section 4.05 Litigation. There is no Proceeding by any Person, or by or before (or any investigation by) any Governmental Body, pending, or to the Knowledge of Purchaser threatened, against or affecting the Subject Transactions or Purchaser's ability to consummate the Subject Transactions, and Purchaser does not know of any valid basis for any such Proceeding.

         Section 4.06 Insolvency.

                  (a) Neither the Purchaser, nor any of its subsidiaries is Insolvent and neither the Purchaser nor any of its subsidiaries will become Insolvent as a result of the consummation of the Subject Transaction.

                  (b) None of the Board of Directors or officers of the Purchaser or any of its subsidiaries have contemplated, or have discussed, seeking protection from creditors under any of the provisions of the Bankruptcy Code or taking any other action which could result in any other insolvency proceeding of any character with respect to the Purchaser and its subsidiaries including, without limitation, bankruptcy, receivership or reorganization. No creditors of the Purchaser or any of its subsidiaries have commenced or threatened to institute proceedings against the Purchaser or any of its subsidiaries under the Bankruptcy Code or to take any other action which could result in any other insolvency proceeding of any character with respect to the Purchaser and its subsidiaries.

                  (c) With respect to the representation and warranty set forth in this SECTION 4.06, the Sellers acknowledge that Purchaser has relied upon the information set forth in the registration statements, reports and other materials (collectively "ECCA SEC Reports") filed by the Company with the SEC since December 31, 1998 and represents and warrants that the ECCA SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933 and the 1934 Act and the applicable rules and regulations of the SEC promulgated thereunder, and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The consolidated financial statements of Purchaser which are a part of the SEC Reports have been prepared in accordance with GAAP, applied on a basis consistent with past practices, and fairly present the financial condition and results of operations of the businesses of Purchaser at the respective dates thereof and for the periods referred to therein.

         Section 4.07 Acknowledgment of Seller's Disclaimer. Except as expressly set forth in Article III, Purchaser acknowledges that Sellers make no representations or warranties, express or implied, at law or in equity, in respect to any of the Assets, the Assumed Liabilities or the operations of the Acquired Businesses, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations and warranties are expressly disclaimed.

         Section 4.08 Acknowledgment of Purchaser's Financing. Purchaser acknowledges that it has received a verbal commitment for financing all funding required hereunder and is not aware of any current facts or circumstances that are likely to impact such financing.


                                    ARTICLE V

                    CONDUCT OF BUSINESS; REVIEW; CONFIDENTIALITY; NONCOMPETITION

         Section 5.01 Conduct of Business of the Company.

                  (a) Except as otherwise contemplated herein, during the period from the date of this Agreement to and including the Closing Date, the Sellers shall conduct the Acquired Businesses only according to and including the Ordinary Course of Business and shall use their respective Best Efforts to preserve intact the Acquired Businesses and the Practice, keep available the services of the officers, employees and optometrists engaged as independent contractors of the Company, the

Subsidiary or the Practice working directly in the Acquired Businesses or the Practice and maintain satisfactory relationships with licensors, suppliers, distributors, lessees, clients and others having business relationships with any of the Acquired Businesses or the Practice.

                  (b) Except as otherwise contemplated herein, during the period from the date hereof to and including the Closing Date, the Sellers shall pay all undisputed accounts payable and other payables relating to the Acquired Businesses or the Practice in a timely manner in the Ordinary Course of Business.

                  (c) Pending the Closing and except as may be first approved by Purchaser or as is otherwise permitted or required by this Agreement, the Sellers will, with respect to the Acquired Businesses, and will use their Best Efforts to cause the Practice to:

                           (i) maintain the Organizational Documents and other
governing documents of the Sellers in their respective forms on the date of this Agreement;

                           (ii) maintain the compensation payable or to become
payable by the Sellers or the Practice to any officer, employee or agent working directly in the Acquired Businesses or the Practice at their levels on the date of this Agreement, except for increases in the Ordinary Course of Business to non-exempt employees in store, doctor offices or lab locations consistent with past practices;

                           (iii) refrain from making any bonus, pension,
retirement or insurance payment or arrangement to or with any employee or independent contractor, except those that may have already been accrued, and bonus and insurance payments in the Ordinary Course of Business;

                           (iv) refrain from entering into any Contract or
commitment except contracts in the Ordinary Course of Business;

                           (v) refrain from paying or declaring any dividends or
making any distribution in cash or in property to any of its shareholders;

                           (vi) refrain from creating, incurring, or assuming
any long-term or short-term debt (other than accounts payable incurred in the Ordinary Course of Business) whether for money borrowed or otherwise;

                           (vii) refrain from assuming, guarantying, endorsing
or otherwise becoming liable or responsible for the obligation of any Person;

                           (viii) refrain from making any loans, advances or
capital contributions to, or investments in, any other Person (other than accounts receivables arising in the Ordinary Course of Business);

                           (ix) refrain from making any change affecting any
bank, safe deposit or power of attorney arrangements of the Sellers or the Practice;

                           (x) refrain from incurring or committing to any
capital expenditure, obligations or liabilities in respect thereof which would exceed $5,000 on an individual basis;

                           (xi) refrain from any action which may subject the
assets of the Acquired Businesses or the Practice to any Encumbrance of any kind or character except in the Ordinary Course of Business; and

                           (xii) refrain from taking any action, the taking of
which, or from omitting to take any action, the omission of which, would cause any of the representations and warranties contained in ARTICLE III to fail to be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date.

                  (d) During the period from the date of this Agreement to and including the Closing Date, the Sellers shall confer on a regular and frequent basis with one or more designated Representatives of Purchaser to report material operational matters and to report the general status of ongoing operations of the Acquired Businesses and the Practice. The Sellers shall notify Purchaser of any unexpected emergency or other change in the normal course of their respective businesses or in the operation of their respective properties or the business or operation of the Practice and of any Proceeding (or communications indicating that the same may be contemplated) involving any material property of the Acquired Businesses or the Practice, and shall keep Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith. Except as otherwise expressly permitted by this Agreement, and without limiting the generality of the foregoing, between the date of this Agreement to and including the Closing Date, the Sellers will not, without the prior written consent of Purchaser, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in SECTION
3.21 hereof is likely to occur.

         Section 5.02 Review of the Sellers.

                  (a)      The Sellers shall:

                           (i) permit Purchaser and its Representatives to have,
after the date of execution hereof, full and complete access to the premises and to all the properties, assets, books, records and other documents of the Sellers relating to or used in the Acquired Businesses or the Practice to enable Purchaser to make an examination of the business, properties, assets, books, records and other documents of the Acquired Businesses and the Practice as Purchaser and its Representatives may determine; and

                           (ii) cause the officers of the Sellers to furnish
Purchaser with such financial and operating data and other information with respect to the Acquired Businesses and the Practice as Purchaser shall from time to time reasonably request.

                  (b) Purchaser and its Representatives hereby agree to conduct such examinations so as to not unreasonably interfere with the conduct of the Acquired Businesses or the Practice. As part of such examination, Purchaser and its Representatives may make such inquiries of such persons having business relationships with either of the Sellers or the Practice (including, without limitation, to suppliers, licensees, distributors and customers) as Purchaser and its Representatives shall determine and the Sellers shall cooperate fully with Purchaser and its Representatives in connection therewith.

         Section 5.03 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to SECTION 10.01, the Sellers and their respective Representatives will not, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of, or change of control with respect to, the Acquired Businesses or the Assets (other than in the Ordinary Course of Business), whether by a sale of assets or stock, merger, consolidation, business combination, or similar transaction involving the Sellers. The Sellers will promptly communicate to Purchaser the terms of any proposal received or the fact that the Sellers have received inquiry with respect to, or have participated in discussions or negotiations in respect of, any such transaction, and the identity of any Persons who initiated or participated in such discussions or negotiations.

         Section 5.04 Non-Competition.

                  (a) Purchaser and the Sellers agree that the Purchase Price was fixed on the basis that the transfer of the Assets to Purchaser would provide Purchaser with the full benefit and goodwill of the Acquired Businesses as they existed on the Closing Date. The Sellers acknowledge that it is proper for Purchaser to have assurance that the value of the Assets will not be diminished by acts of the Sellers after the Closing Date. Accordingly, the Sellers covenant and agree that they will not:

                           (i) commencing on the Closing Date and ending on the
fourth anniversary of the Closing Date, directly or indirectly engage in, or own, manage, operate, or control or participate in the ownership, management, operation or control of, or provide consulting services or financial resources to, or act as guarantor for, any Person which is engaged in, any business which engages in the retail sale of optical goods (including, without limitation, eye glasses, contact lenses and sunglasses) with operations within a three (3) mile radius of one of the stores operated or managed by any of the Acquired Businesses as constituted on the Closing Date (the "Restricted Business"); provided, however, the Sellers may continue to provide management services to the optometrists and ophthalmologists to whom they are providing services, and only at the locations being serviced, as of the Closing Date, a complete list of which has been provided to Purchaser; and provided further, the Sellers may provide consulting, administrative and other similar services to optometrists and ophthalmologists provided such services do not directly relate to, or provide direction relative to, the retail sale of optical goods.

                           (ii) commencing on the Closing Date and ending on the
second anniversary of the Closing Date, without the prior written consent and approval of Purchaser, directly or indirectly hire or attempt to hire for employment or otherwise retain as a consultant or otherwise, any person any of Purchaser's or its Affiliates respective employees, consultants, agents, or independent contractors who are providing services with respect to the Acquired Businesses or the Practice (for this purpose, the terms "employees," "consultants," "agents," and "independent contractors" shall include any persons having such status with regard to Purchaser, its Affiliate or the Practice, as the case may be, at any time during the six (6) months preceding any solicitation in question); or

                           (iii) commencing on the Closing Date and ending on
the fourth anniversary of the Closing Date, solicit, interfere with, or endeavor to entice away from Purchaser or any of its Affiliates or the Practice, for itself or on behalf of any Person, any customer or supplier of the Acquired Businesses or the Practice.

                  (b) The foregoing provisions shall not apply to investments in shares of stock of a corporation traded on a national securities exchange or on the national over-the-counter market which shall constitute less than one percent (1%) of the outstanding shares of such stock of such corporation. Further, the foregoing restrictions set forth in SECTION 5.04(A) shall not prohibit the sale, whether through merger, consolidation, reorganization or similar transaction, of all or substantially all of the stock or assets of the Company or a material business unit of the Company to a Person engaged in the Restricted Business, provided that (i) following such transaction, the Company and its subsidiaries (or the material business unit of the Company acquired by such Person), shall continue to be subject to the restrictions set forth in SECTION 5.04(a) and (ii) the restrictions in SECTION 5.04(a) shall not apply to the Person acquiring the Company or the material business unit and such parent's other subsidiaries provided that the personnel, assets, information and other resources of the Company and its subsidiaries (or the material business unit acquired by such Person) are not materially used in connection with such restricted activities. The restrictions set forth in clauses (ii) and (iii) of SECTION 5.04(a) shall not prohibit general advertisements in newspapers or other widely distributed publications, media or mail, whether electronic or otherwise.

                  (c) The Company and the Subsidiary acknowledge that certain of the Prior Owners entered into non-competition covenants with the Company in connection with the acquisition by the Company of the Company Businesses and all of the capital stock of the Subsidiary. To the extent such non-competition covenants are not assigned to Purchaser hereunder, or Purchaser is not entitled to enforce such non-competition agreements, the Company agrees to enforce such non-competition agreements as may be reasonably necessary to protect the interest of Purchaser in the Acquired Businesses.

                  (d) Purchaser covenants and agrees that, for the period commencing on the date hereof and ending on the earlier of the Closing Date (if the Subject Transactions are consummated) and the second anniversary of the date hereof (if the Subject Transactions are not consummated), Purchaser will not, directly or indirectly, solicit to leave his or her employment or engagement with the Sellers any of their respective employees, consultants, agents, or independent contractors who primarily provide services in connection with the Acquired Businesses (for purposes of this SECTION 5.04(D), the terms "employees," "consultants," "agents," and "independent contractors" shall include any persons having such status with regard to either of the Sellers at the time of execution of this Agreement or during the period from time the date of execution of this Agreement to the date of termination of this Agreement); provided, however the foregoing restrictions shall not prohibit general advertisements in newspapers or other widely distributed publications, media or mail, whether electronic or otherwise.

                  (e) If any of the Sellers or the Purchaser commits a breach, or threatens to commit a breach, of any of the provisions of this SECTION 5.04 or SECTION 6.03 or 6.04, the non-breaching party shall have the right and remedy, in addition to any others, to have the provisions of this SECTION 5.04 or SECTION 6.03 or 6.04, as the case may be, specifically enforced by the arbitrator in accordance with SECTION 10.02 (with respect to a permanent injunction) and any court having equity jurisdiction (with respect to a temporary restraining order or preliminary injunction), together with an accounting therefor, it being acknowledged and understood by the Sellers that any such breach or threatened breach will cause irreparable injury to Purchaser and that money damages will not provide an adequate remedy therefor.

         Section 5.05 Use of Name; Change of Name. The Sellers have transferred to Purchaser all of their respective rights to use the names "Vision World," "Stein Optical," "EyeCare One," and "Eye Drx". The Sellers expressly agree not to use the names "Vision World," "Stein Optical," "EyeCare One," and "Eye Drx" or any variation thereof. Concurrent with, or immediately following the Subject Transactions, the Sellers shall file Articles of Abandonment and such other documents (including, without limitation, abandoning any assumed name designations) as may be necessary to effectuate such transfer.

         Section 5.06 Termination of Partnership Agreements. With respect to those certain five partnership agreements between the Practice and certain of the optometrists providing services in connection with the New Jersey Business and with respect to which the Company has assumed certain obligations, identified on Schedules 3.04 and 3.10 hereof (the "Partnership Agreements"), the Sellers shall be obligated to pay all amounts owed to the optometrists under the Partnership Agreements in connection with the dissolution or termination thereof or any buyout related thereto to the extent required under the Partnership Agreements; provided, however, that the Sellers' obligations under this SECTION 5.06 shall be limited to those written obligations contained in the Partnership Agreements (which, to the Knowledge of the Sellers' have not been orally amended) that are directly related to the termination or dissolution thereof. Purchaser shall reimburse the Sellers one-half of such amounts within ten (10) days of written request to Purchaser after payment of sums by the Sellers, provided that Purchaser's aggregate obligation hereunder shall not exceed $200,000.

         Section 5.07 No Liability for Changes in the New Jersey Business. Purchaser acknowledges and agrees that (i) the termination of the Cummins Employment Agreement and the dissolution or termination of the Partnership Agreements could result in an adverse affect on the New Jersey Businesses and
(ii) the Sellers shall not be liable to Purchaser for Damages to the extent resulting from such adverse affects.

         Section 5.08 Interim Financial Statements. As soon as possible following the date hereof, but in no event later than three days prior to the Closing Date, the Sellers shall deliver to Purchaser the unaudited interim balance sheets of each of the Acquired Businesses, on both an individual and combined basis, dated as of April 30, 1999, May 31, 1999, June 30, 1999 and the end of any other months thereafter ending on or before 30 days or more prior to the Closing and the related unaudited interim statements of operations for each one-month period ended April 30, 1999, May 31, 1999 and June 30, 1999 and each subsequent month thereafter ending on or before 30 days or more prior to the Closing.

                                   ARTICLE VI

                                MUTUAL COVENANTS

         Purchaser, on the one hand, and the Sellers, jointly and severally, on the other hand, each covenant that:

         Section 6.01 Return of Documents; Disclosure; Nonsolicitation. If this Agreement is terminated for any reason pursuant to SECTION 10.01, (i) each Party shall return all documents and materials and copies thereof which shall have been furnished by or on behalf of the other Parties, (ii) each Party hereby covenants that such Party will not disclose to any Person any confidential or proprietary information about the other Parties or any information regarding the Subject Transactions, except insofar as may be necessary to assert its rights hereunder or as required by law.

         Section 6.02 Cooperation. Subject to the terms and conditions herein provided, each Party will use such Party's Best Efforts to take, or cause to be taken, such actions, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and applicable law to consummate and make effective all of the Subject Transactions.

         Section 6.03 Publicity. Unless the Parties mutually agree in advance or are required by Legal Requirements, prior to the Closing, the Parties shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement or the Subject Transactions to any Person, other than disclosure by Purchaser as it may deem necessary or advisable in connection with the Subject Transactions (including the financing of such transactions). The Parties will consult with each other concerning the means by which the Sellers' employees, customers, and suppliers and others having dealings with the Sellers will be informed of the Subject Transactions, and Purchaser will have the right to be present for any such communication. Notwithstanding anything contained herein, the Parties agree that a public announcement or similar publicity with respect to this Agreement approved by the Parties, which approval shall not be unreasonably withheld by any Party, will be issued as soon as reasonably possible and advisable following the date hereof (as may be mutually agreed by the Parties).

         Section 6.04 Confidentiality. Before and after the Closing, each of the Parties shall, and shall cause their respective Representatives and Affiliates to, hold in strict confidence and not use or disclose to any other Person without the prior written consent of the other Parties, all confidential information obtained from the other Parties in connection with the Subject Transactions and all information relating to the Assets and the Acquired Businesses; provided, however, that such information may be used or disclosed
(i) when required by any regulatory authorities or governmental agencies, (ii) if required by court order or decree or applicable law, (iii) if it is publicly available other than as a result of a breach of this Agreement, (iv) if it is otherwise contemplated herein, or (v) by Purchaser from and after the Closing.

         Section 6.05 Notification.

                  (a) Between the date of this Agreement and the Closing Date, the Sellers will promptly notify Purchaser in writing if either of the Sellers becomes aware of any fact or condition that causes or constitutes a Breach of any of the Sellers' representations and warranties as of the date of this Agreement, or if either of the Sellers becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules attached hereto if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Sellers will promptly deliver to Purchaser a supplement to such Schedule specifying such change. During the same period, the Sellers will promptly notify Purchaser of the occurrence of any Breach of any covenant of either of the Sellers in ARTICLE V OR VI or otherwise under this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in
ARTICLE VII OR VIII impossible or unlikely.

                  (b) Between the date of this Agreement and the Closing Date, Purchaser will promptly notify the Sellers in writing if Purchaser becomes aware of any fact or condition that causes or constitutes a Breach of any of Purchaser's representations and warranties as of the date of this Agreement, or if Purchaser becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules attached hereto if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, Purchaser will promptly deliver to the Sellers a supplement to such Schedules specifying such change. During the same period, Purchaser will promptly notify the Sellers of the occurrence of any Breach of any covenant of Purchaser in ARTICLE VI or otherwise under this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLE VII OR VIII or impossible or unlikely.

         Section 6.06 Required Approvals;  HSR Act.

                  (a) As promptly as practicable after the date of this Agreement, the Sellers will make all filings required by Legal Requirements to be made by them in order to consummate the Subject Transactions including, without limitation, the filing, if any, required under the HSR Act.

Between the date of this Agreement and the Closing Date, the Sellers will (a) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Legal Requirements to make in connection with the Subject Transactions, and (b) obtain all consents identified in Schedules 3.11(a), 3.11(b) and 3.23(b).

                  (b) As promptly as practicable after the date of this Agreement, Purchaser will make all filings required by Legal Requirements to be made by it in order to consummate the Subject Transactions including, without limitation, the filing, if any, required under the HSR Act. Between the date of this Agreement and the Closing Date, Purchaser shall (a) cooperate with the Sellers with respect to all filings that the Sellers elect to make or are required by Legal Requirements to make in connection with the Subject Transactions, and (b) cooperate with the Sellers in obtaining all consents identified in Schedules 3.11(a), 3.11(b) and 3.23(b).

                  (c) HSR Act. As soon as practicable, and in any event no later than five (5) business days after the date hereof, each of the Parties will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the transactions contemplated hereby, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary proper or advisable; provided, however, that Purchaser shall not be required hereunder to divest or hold separate any portion of its business or assets. Any filing fee(s) relating to any filings required under the HSR Act shall be borne one-half (1/2) by Purchaser and one-half (1/2) by the Sellers.

         Section 6.07 Employees; Collective Bargaining Agreement .

                  (a) Concurrent with the Closing, Purchaser may, in its sole discretion, offer employment or an independent contractor position to any of the active employees or independent contractors set forth on Schedule 3.18(a) or (b) as well as the employees or independent contractors hired to work directly in the Acquired Businesses between the date hereof and the Closing Date, (i) on an "at will basis" and upon such terms and conditions as determined by Purchaser in its sole discretion or (i) if Purchaser desires, in its sole discretion, under an employment agreement or independent contractor agreement, which agreement will be on terms and conditions acceptable to Purchaser. Except with respect to the Collective Bargaining Agreement and certain other agreements with optometrists in the following sentence which will be assumed by Purchaser, Purchaser shall be under no obligation to assume any employment agreement, or agreement relating to independent contractors of the Sellers or the Practice. Notwithstanding the foregoing, Purchaser will assume the contracts between the Company and certain optometrists to provide services as independent contractors to the extent such contracts are included as Assigned Contracts and therefore such optometrists will be engaged by Purchaser at the Closing Date.

                  (b) Effective as of the Closing Date, the Sellers will terminate all of their respective employees who work directly in the Acquired Businesses and with respect to whom Purchaser elects to offer employment or engage as independent contractors and release such employees from any commitments or restrictions that would prohibit them from providing their services to Purchaser.

                  (c) Effective on or before the Closing Date, the Sellers shall terminate all employment agreements or independent contractor agreements (other than the independent contractor agreements included as Assigned Contracts expressly assumed by Purchaser) with employees or independent contractors that Purchaser elects to offer employment or engage as independent contractors pursuant to this SECTION 6.07 and release such employees or independent contractors from any commitments or restrictions that would prohibit them from providing their services to Purchaser.

                  (d) The Sellers shall remain responsible for and retain any and all liabilities and obligations (whether statutory or contractual) relating in any manner to their employees, former employees or independent contractors (and their dependents and beneficiaries) arising in connection with the events or circumstances incurred or existing on or prior to the Closing (including, without limitation, the Subject Transactions), including with respect to any employment agreement or collective bargaining agreement, or any state, municipal or federal wage-hour, workmen's compensation, discrimination, employment, benefit or labor law, statute, regulation or rule of law. The Sellers shall remain the employer with responsibility for compliance with all federal, state and local laws relating to benefits, healthcare continuation coverage, closings, layoffs or reductions in force with respect to the Subject Transactions contemplated by this Agreement.

                  (e) Reference is made to those certain letters dated on or about December 31, 1998 from the Company and distributed to certain employees of the Company relating to certain severance benefits upon termination in connection with the reorganization of the Company (the "Severance Letters"). Prior to Closing, the Sellers shall have delivered to such employees a letter, in a form reasonably satisfactory to Purchaser, clarifying that their severance benefits under the Severance Letter are payable by the Company as follows: (i) if such employee is not offered employment by Purchaser and such employee is terminated by the Company in connection with the Subject Transactions, payable upon such termination of employment with the Company, or (ii) if such employee is employed by Purchaser after the Closing and is terminated by Purchaser on or prior to December 31, 1999 (and crediting for purposes of such payment any time worked with Purchaser as if worked for the Company), payable at the time of such termination of employment with Purchaser. The Company shall make all severance payments to such employees contemplated in this SECTION 6.07(e) in accordance with the terms of the Severance Letters, it being understood that the Company is the sponsor of the subject severance plans and shall retain liability for any obligations or claims in connection therewith. Notwithstanding any provision to contrary, Purchaser shall promptly reimburse the Company for one-half of the contractual severance obligations under the Severance Letters (but only to the extent disclosed on the disclosure schedules) with respect to any employee hired by Purchaser and terminated by Purchaser during the period commencing on the 90th day following the Closing Date and ending December 31, 1999. Such reimbursement will be made within ten (10) days of written request to Purchaser after the Sellers have made any such payments.

         Section 6.08 Accounts Receivable. Purchaser shall use its Best Efforts to collect the accounts receivables of the Acquired Businesses on and after the Closing Date.

         Section 6.09 Releases. Purchaser shall use its Best Efforts to obtain releases of the Sellers from all Leases and personal property leases being assumed by Purchaser hereunder, but will not be required to pay additional sums for such releases.

         Section 6.10 Leased Space. For a period of six-months following the Closing (or such shorter period ending upon the termination of the underlying lease), Purchaser shall provide office space for 6 persons employed by VIPA at a reasonable rental rate based upon a pro rata allocation (based upon square footage) of the underlying rent of the subject property.

                                   ARTICLE VII

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         All obligations of Purchaser to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived in writing by Purchaser prior to or at the Closing:

         Section 7.01 Truth of Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement or in any Schedule delivered pursuant hereto (i) that are qualified as to materiality, shall be true and correct when made and as of the Closing Date and (ii) that are not qualified as to materiality, shall be true and correct in all material respects when made and as of the Closing Date (in both cases, without giving effect to any supplement to a Schedule delivered pursuant to this Agreement), and the Sellers shall have each executed and delivered to Purchaser a certificate, dated the Closing Date, to such effect.

         Section 7.02 Covenants and Agreements of the Company. The Sellers shall have caused all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them in all material respects prior to or at the Closing to be so performed or complied with, and the Sellers shall have each executed and delivered to Purchaser a certificate, dated the Closing Date, to such effect.

         Section 7.03 Good Standing and Tax Certificates. The Sellers shall have delivered to Purchaser (a) copies of the Organizational Documents of each of the Sellers, certified by the Secretary of State of the respective jurisdictions of their incorporation and (b) certificates as to the existence, authorization to do business and tax status of the Sellers and the Practice certified by the appropriate authority in the respective jurisdictions of incorporation and/or qualification in which the Sellers are qualified to do business and conduct the Acquired Businesses.

         Section 7.04 No Material Adverse Change. Prior to the Closing Date, there shall have been no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of the Acquired Businesses or the Practice since the Balance Sheet Date, except as set forth on Schedule 3.21 (without giving effect to any supplement to a Schedule delivered pursuant to this Agreement) and there shall not have been any events, circumstances or developments which, with the passage of time, might reasonably be expected to have a Material Adverse Effect on the Acquired Businesses, the Practice or the Assets being transferred hereunder, and the Sellers shall have each executed and delivered to Purchaser a certificate, dated the Closing Date, to such effect.

         Section 7.05 No Litigation Threatened. No Proceeding shall have been instituted or, to the Knowledge of the Sellers, threatened to restrain or prohibit any of the Subject Transactions, and the Sellers shall have each executed and delivered to Purchaser a certificate, dated the Closing Date, to such effect.

         Section 7.06 Approvals; Filings. All Consents necessary to permit the consummation of the Subject Transactions shall have been received. All filings (other than those, if any, which may be required to be filed, given, obtained or taken solely by Purchaser) shall have been duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date, and the Sellers shall have each executed and delivered to Purchaser a certificate, dated the Closing Date, to such effect.

         Section 7.07 Proceedings. All actions or proceedings to be taken in connection with the Subject Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and its counsel and Purchaser shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         Section 7.08 Opinion of Counsel. The Sellers shall have furnished Purchaser with a favorable opinion, dated the Closing Date, of Shumaker, Kendrick & Loop, LLP in substantially the form of EXHIBIT J attached hereto.

         Section 7.09 Key Employees and Independent Contractors. No more than a reasonably acceptable to Purchaser number of optometrists employed or engaged as independent contractors by the Acquired Businesses, or engaged as independent contractors by the Practice, shall have indicated that they will not accept Purchaser's offer of employment or engagement as an independent contractor by Purchaser, or continue their engagement by the Practice, following the Closing Date.

         Section 7.10 Escrow Agreement. The Escrow Agent and the Sellers shall have executed and delivered the Escrow Agreement.

         Section 7.11 Leases; Landlord Estoppel Letters. The landlords, with respect to each of the Leases, shall have delivered estoppel certificates (the "Landlord Estoppel Certificates") each in substantially the form of EXHIBIT L hereto, with such changes, additions and deletions reasonably acceptable to, or required by Purchaser. Each of the Leases shall be assigned by the Company or the Subsidiary, as the case may be, to VPI and concurrently sublet to a subsidiary of Purchaser or an optometrist acceptable to Purchaser, each such sublease (the "Sublease Agreements") to be in substantially the form of EXHIBIT M hereto with such changes, additions and deletions acceptable to Purchaser. The forms of Assignment of Lease (the "Assignments") assigning each such Lease to VPI shall be in substantially the form of EXHIBIT N hereto with such changes, additions and deletions acceptable to or requested by Purchaser. To the extent required under the applicable Lease, each Landlord Estoppel Certificate shall so reflect the landlord's consent to such assignment and concurrent sublease.

         Section 7.12 Business Management Agreement; The Practice.

                  (a) The Business Management Agreement shall have been amended as required by Purchaser and agreed to by the Company, and the Cummins Employment Agreement shall have been terminated.

                  (b) To the extent terminated or dissolved prior to the Closing Date, Purchaser shall have received evidence reasonably satisfactory to it that the Partnership Agreements have been terminated (and the partnerships created thereby dissolved).

         Section 7.13 Governmental Authorizations. Purchaser shall have obtained all Governmental Authorizations necessary or appropriate to conduct the Acquired Businesses after the Closing unless the failure to obtain such Governmental Authorization will not have a Material Adverse Effect on the ability of Purchaser to operate the Businesses after the Closing.

         Section 7.14 Intercompany Accounts. All accounts between the Company and the Subsidiary, and between the Company or the Subsidiary and the Acquired Businesses, shall have been settled or paid in full as of the Closing Date.

         Section 7.15 Fairness Opinion. An opinion that the consideration to be received by Sellers pursuant to ARTICLE II hereof with respect to its sale of the Assets is fair, from a financial point of view, to the Sellers, in a form customary for fairness opinions for transactions similar to the Subject Transactions, shall have been delivered by Nesbitt Burns Securities Inc. to the Board of Directors of the Sellers dated as of the Closing Date, which opinion shall not have been withdrawn.

         Section 7.16 INTENTIONALLY DELETED

         Section 7.17 Bank Accounts. The permitted signatories on each of the Bank Accounts shall have been changed as instructed by Purchaser and the banks shall have received the instructions contemplated in SECTION 2.10.

          Section 7.18 Trenholme Dispute. Purchaser shall have been advised of the status of that certain dispute between the Company and Russell Trenholme and Takako Trenholme regarding the contingent payment under the Vision World Acquisition Agreement and the status shall be satisfactory to Purchaser, in its sole discretion.

         Section 7.19 Stub Period; Interim Financial Statements.

         (a) The Sellers shall have delivered to Purchaser the Audited Stub Period Statement of Operations and the parties shall have agreed upon the Stub Period EBITDA.

         (b) The Sellers shall have delivered to Purchaser the unaudited interim balance sheets of each of the Acquired Businesses on both an individual and combined basis, dated as of April 30, 1999, May 31, 1999 and June 30, 1999 (and the end of any month thereafter ending at least 30 days prior to the Closing) and the related unaudited interim statements of operations for each one-month period ended April 30, 1999, May 31, 1999 and June 30, 1999 (and the end of any month thereafter ending at least 30 days prior to the Closing).

                                  ARTICLE VIII

                     CONDITIONS TO THE SELLERS' OBLIGATIONS

         All obligations of the Sellers to be discharged under this Agreement at the Closing are subject to the fulfillment, in all material respects, prior to or at the Closing, of each of the following conditions, unless waived in writing by the Sellers prior to or at the Closing:

         Section 8.01 Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement (i) that are qualified as to materiality, shall be true and correct when made and as of the Closing Date and (ii) that are not qualified as to materiality, shall be true and correct in all material respects when made and as of the Closing Date (in both cases, without giving effect to any supplement to a Schedule delivered pursuant to this Agreement), and Purchaser shall have executed and delivered to the Sellers a certificate, dated the Closing Date, to such effect.

         Section 8.02 Covenants and Agreements of Purchaser. Purchaser shall have caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by it in all material respects prior to or at the Closing to be so performed or complied with, and Purchaser shall have executed and delivered to the Sellers a certificate, dated the Closing Date, to such effect.

         Section 8.03 No Litigation Threatened. No Proceeding shall have been instituted or, to the Knowledge of Purchaser, threatened before a court or other government body or by any public authority to restrain or prohibit any of the Subject Transactions, and Purchaser shall have executed and delivered to the Sellers a certificate, dated the Closing Date, to such effect.

         Section 8.04 Approvals; Filings. All Consents, if any, necessary to permit the consummation of the Subject Transactions shall have been received. All filings (other than those, if any, which may be required to be filed, given, obtained or taken solely by the Sellers) shall have been duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

         Section 8.05 Proceedings. All actions or proceedings to be taken in connection with the Subject Transactions and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Sellers and their counsel, and the Sellers shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         Section 8.06 Escrow Agreement. The Escrow Agent and Purchaser shall have executed and delivered the Escrow Agreement.

         Section 8.07 Agreement Regarding Strategic Alliance. The Purchaser shall have executed the Strategic Agreement in substantially the form agreed to by the parties on or before the date hereof.

         Section 8.08 Opinion of Counsel. Purchaser shall have furnished the Sellers with a favorable opinion, dated the Closing Date, of Cox & Smith, Incorporated, in substantially the form to be reasonably agreed to by Sellers and the Company.

         Section 8.09 Certificate of Cummins. The Company shall have received from Dr. Cummins a certificate certifying that the representations and warranties relating to the Practice set forth herein are true and correct in all respects and Dr. Cummins shall have executed all documentation required thereunder.

         Section 8.10 Fairness Opinion. An opinion that the consideration to be received by Sellers pursuant to ARTICLE II hereof with respect to its sale of the Assets is fair, from a financial point of view, to the Sellers, in a form customary for fairness opinions for transactions similar to the Subject Transactions, shall have been delivered by Nesbitt Burns Securities Inc. to the Board of Directors of the Sellers dated as of the Closing Date, which opinion shall not have been withdrawn.


                                   ARTICLE IX

                            INDEMNIFICATION; REMEDIES

         Section 9.01 Survival. Except as otherwise expressly provided herein and subject to the time period limitations set forth in SECTION 9.05, all representations, warranties, covenants, and obligations in this Agreement and the Schedules attached hereto, and the certificates and documents delivered pursuant to this Agreement, shall survive the Closing. The waiver of any condition based upon the accuracy of any representation or warranty, or upon the performance of or compliance with any covenant or obligation, shall only be effective if in writing.

         Section 9.02 Indemnification and Payment of Damages by the Sellers.

                  (a) The Sellers, jointly and severally, will indemnify and hold harmless Purchaser and its Representatives, shareholders, directors, officers, controlling persons and Affiliates (collectively, the "Purchaser Indemnified Persons") for, and will pay to the Purchaser Indemnified Persons the amount of any actual loss, liability, claim or damage or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                           (i) any Breach of any representation or warranty made
by the Company or the Subsidiary in this Agreement or any Schedule attached hereto, or any other certificate or document delivered by the Company or the Subsidiary pursuant to this Agreement (without regard to any qualification as to "materiality" or substantiality" contained in any such representation or warranty);

                           (ii) any Breach by the Company or the Subsidiary of
any covenant or obligation of the Company or the Subsidiary in this Agreement or any document executed pursuant to this Agreement;

                           (iii) any product sold, or any services provided by
the Company or the Subsidiary prior to the Closing Date;

                           (iv) any claim by any Person for investment banking,
broker's or finder's fees or commissions, investment balancing fees or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Company or the Subsidiary (or any Person acting on its behalf) in connection with any of the Subject Transactions.

                           (v) any liability or obligation of the Company or the
Subsidiary (or any of their respective predecessors relating to their operations of the Acquired Businesses prior to the Closing Date) other than the Assumed Liabilities;

                           (vi) any liability or obligation of the Sellers
arising out of the Vision World Acquisition Agreement, the Eye Care Acquisition Agreement, the Drx Acquisition Agreement or the TCOL Stock Purchase Agreement;

                           (vii) the failure to make all filings with, or give
all notices to, and obtain all consents of, any Governmental Body or other third parties required to consummate the transactions contemplated by the Vision World Acquisition Agreement, the Eye Care Acquisition Agreement, the Drx Acquisition Agreement or the TCOL Stock Purchase Agreement that could have a Material Adverse Effect on the Acquired Businesses;

                           (viii) any liability or obligation relating to claims
by any current or former employee or independent contractor of the Company, or the Subsidiary (or their spouses or dependents) or the Practice relating to matters on or prior to the Closing Date or any matter for which the Sellers have retained responsibility under SECTION 6.07, including, without limitation, any claim for COBRA benefits arising out of their employment with the Company, the Subsidiary or the Practice;

                           (ix) any environmental liabilities or obligations
with respect to the Minnesota corporate headquarters or otherwise disclosed on
Schedule 3.24;

                           (ix) any of the costs or expenses arising out the
failure of the Sellers to fulfill their obligations under SECTION 5.06 in excess of the $200,000 required to be reimbursed by Purchaser thereunder;

                           (x) any liability or obligation arising under the
Severance Letters except to the extent the Company is entitled to reimbursement from Purchaser in accordance with SECTION 6.07(e);

                           (xi) any obligation or commitment of the Company to
grant any stock options to any of its employees including, without limitation, any obligation or commitment by the Company to grant stock options to any employee whose employment agreement has been assigned to Purchaser hereunder (e.g., any Assigned Contract); and

                           (xii) any of the matters described on Schedule 3.12.

                  (b) In determining the loss to be indemnified, any insurance proceeds received by the Purchaser Indemnified Persons with respect to such loss shall be taken into account, and the Company's obligation to indemnify the Purchaser Indemnified Persons hereunder shall be reduced by the amount of such insurance proceeds.

                  (c) In the event that the Company is entitled to indemnification under the Vision World Acquisition Agreement, the Eye Care Acquisition Agreement, the Drx Acquisition Agreement or the TCOL Stock Purchase Agreement, the Company shall use reasonable efforts to collect the amounts owed and such amounts shall be paid to Purchaser to satisfy any indemnification claims by Purchaser arising out of the same or similar events or circumstances that resulted in the indemnification claim by the Company; provided, however, the Sellers' indemnification obligations hereunder shall be independent from the Sellers' collection of any indemnification claims under the Vision World Acquisition Agreement, the Eye Care Acquisition Agreement, the Drx Acquisition Agreement or the TCOL Stock Purchase Agreement and all indemnification payments owed by the Sellers hereunder shall be paid by the Sellers promptly without regard to the Company's collection of any indemnity claim under such acquisition agreements.

                  (d) Any amounts paid in satisfaction of an indemnification claim under this SECTION 9.02 shall be deemed for all purposes as a decrease to the Purchase Price.

                  (e) With respect to any Damages arising out of a Breach by a Seller of a representation or warranty for which Purchaser is entitled to indemnification hereunder and does receive full payment thereof from the Sellers, to the extent that either of the Sellers assigned a warranty or other chose of action to Purchaser hereunder relating to the action giving rise to such indemnifiable claim, Purchaser shall assign such rights against a third party to the Sellers who may pursue a cause of action against such third-party.

         Section 9.03 Indemnification and Payment of Damages by Purchaser.

                  (a) Purchaser will indemnify and hold harmless the Sellers and their respective Representatives, shareholders, controlling persons, and Affiliates (collectively, the "Sellers' Indemnified Persons"), and will pay to the Sellers' Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

                           (i) any Breach of any representation or warranty made
by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement (without regard to any qualification as to "materiality" or "substantiality" contained in any such representation or warranty);

                           (ii) any Breach by Purchaser of any covenant or
obligation of Purchaser in this Agreement or any document executed pursuant to this Agreement;

                           (iii) any claim by any Person for investment banking,
broker's or finder's fees or commissions, investment banking fees or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on its behalf) in connection with any of the Subject Transactions; and

                           (iv) the failure of Purchaser to fully pay and
discharge any Assumed Liability in accordance with its terms to the extent due on or after the Closing Date.

                  (b) In determining the loss to be indemnified, any insurance proceeds received by the Seller Indemnified Persons with respect to such loss shall be taken into account, and Purchaser's obligation to indemnify the Sellers' Indemnified Persons hereunder shall be reduced by the amount of such insurance proceeds.

                  (c) Any amounts paid in satisfaction of an indemnification claim under this SECTION 9.03 shall be deemed for all purposes as an increase to the Purchase Price.

         Section 9.04 Time Limitations. If the Closing occurs, the Sellers will have no liability with respect to any representation or warranty (other than those in SECTIONS 3.03, 3.13, 3.20, 3.24, 3.25 AND 3.27 which shall survive as hereinafter provided), unless on or before the second anniversary of the Closing Date, Purchaser notifies the Sellers of a claim, specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser; provided, however, a claim with respect to SECTION 3.13, 3.20, 3.25 OR 3.27 may be made by Purchaser at any time prior to the expiration of the applicable statute of limitations, including any extension thereof; and further provided that a claim with respect to SECTION 3.03 (solely with respect to title) or SECTION 3.24, or a claim for indemnification or reimbursement not based upon any representation or warranty, may be made at any time. If the Closing occurs, Purchaser will have no liability with respect to any representation or warranty, unless on or before the second anniversary of the Closing Date, the Sellers notify Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Sellers.

         Section 9.05 Limitations on Amount.

                  (a) Neither Purchaser nor any of the other Purchaser Indemnified Persons shall be entitled to seek indemnification under this ARTICLE IX with respect to a claim for a Breach of any representation or warranty hereunder (other than the representations or warranties of the Sellers contained in SECTION 3.03 or the representations or warranties otherwise qualified by materiality) until the aggregate amount of all such Damages to which all of the Purchaser Indemnified Persons are entitled to indemnification hereunder exceeds $350,000 (the "Basket"), at which time the Purchaser Indemnified Persons shall be entitled to the full amount of such Damages in excess of the Basket. Neither Purchaser nor any of the other Purchaser Indemnified Persons shall be entitled to seek indemnification under this ARTICLE IX with respect to a claim for a Breach of any representation or warranty hereunder (other than the representations or warranties of the Sellers contained in SECTION 3.03) for Damages which exceed the Purchase Price. Notwithstanding any of the foregoing, the Parties acknowledge that the limitations in this SECTION 9.05(a) apply only to indemnification claims with respect to representations and warranties and that such limitations shall not include Damages in connection with either of the Seller's failure to satisfy or perform any of its covenants or obligations under this Agreement. To the extent of any Damages that Purchaser would otherwise be entitled to indemnification hereunder but for the Purchase Price Adjustment which satisfies such Damages claim, such amount shall not be deemed to count against the Basket.

                  (b) Neither of the Sellers nor any of the other Sellers' Indemnified Persons shall be entitled to seek indemnification under this ARTICLE IX with respect to a claim for a Breach of any representation or warranty hereunder (other than the representations or warranties of the Purchaser which are qualified by materiality) until the aggregate amount of all such Damages to which all of the Sellers' Indemnified Persons are entitled to indemnification hereunder exceeds $350,000, at which time the Sellers' Indemnified Persons shall be entitled to the full amount of such Damages in excess of the Basket. Notwithstanding any of the foregoing, the Parties acknowledge that the limitations in this SECTION 9.05(b) apply solely to indemnification claims with respect to representations and warranties and that such limitations shall not include Damages in connection with Purchaser's failure to pay the Purchase Price or Purchaser's failure to satisfy or perform any of its covenants or obligations under this Agreement.

                  (c) Notwithstanding the foregoing, the limitations in SECTIONS 9.05(a) and 9.05(b) will not apply to (i) any Damages arising out of any intentional Breach by the Party against whom such indemnification claim is made or (ii) claims or losses arising from fraud, willful misfeasance, gross negligence or misconduct committed by the Party against whom such indemnification claim is made.

         Section 9.06 Procedure for Indemnification -- Third Party Claims.

                  (a) Promptly after receipt by an indemnified party under
SECTION 9.02 or 9.03 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to receive such notice.

                  (b) If any Proceeding referred to in SECTION 9.06(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this ARTICLE IX for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person by Purchaser or any of its Affiliates and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its prior written consent (which may not be unreasonably withheld).

                  (d) The Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Purchaser Indemnified Person for purposes of any claim that an Purchaser Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein.

         Section 9.07 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

         Section 9.08 Escrow. The parties acknowledge that Purchaser will be depositing One Million Two Hundred Fifty Thousand Dollars and no/100 ($1,250,000) with the Escrow Agent pursuant to SECTION 2.02(b)(ii). Purchaser may assert an indemnification claim pursuant to SECTION 9.02 against the Escrow Amount in accordance with the terms of the Escrow Agreement.

         Section 9.09. Exclusivity of Remedies. Subject to the right to injunctive relief set forth in SECTION 5.04 hereof, the indemnification in this
Article IX shall be the exclusive remedy available to one Party against the other, either in law or in equity, in any action seeking Damages or any other form of monetary relief brought by any Party against another Party with respect to any provision of this Agreement other than any claim arising from fraud or willful misconduct. This Article IX shall survive Closing.


                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.01     Termination.

                  (a) This Agreement may, by notice given prior to or at the Closing, be terminated:

                           (i) by the mutual written agreement of Purchaser and
the Sellers;

                           (ii) by Purchaser, on the one hand, or the Sellers,
on the other hand, if a material Breach of any provision of this Agreement has been committed by either of the Sellers, in the case of Purchaser, or Purchaser, in the case of the Sellers, and such Breach has not been waived or cured;

                           (iii) (A) by Purchaser, if any of the conditions
contained in ARTICLE VII has not been satisfied as of the Closing Date, or if satisfaction of any such condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before August 31, 1999;

                                    (B) by the Sellers, if any of the conditions
         in ARTICLE VIII has not been satisfied as of the Closing Date, or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Sellers to comply with their respective obligations under this Agreement) and the Sellers have not waived such condition on or before August 31, 1999; or

                           (iv) if the Closing shall not have occurred (other
than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) as of August 31, 1999, or such later date as the Parties may agree upon in writing.

         (b) In the event this Agreement is terminated pursuant to this SECTION 10.01, there shall be no further obligations or liabilities on the part of the Parties except liabilities arising out the Breach of any representation, warranty, covenant or agreement contained herein prior to the termination of this Agreement and nothing herein shall relieve any Party of any liability for a Breach of this Agreement prior to the termination hereof. Notwithstanding any provision in this Agreement to the contrary, the liabilities and obligations set forth in SECTIONS 5.04(d), 6.01 and 6.04 and ARTICLES IX and X (other than
SECTION 10.01 thereof) shall survive any termination of this Agreement.

         Section 10.02 Arbitration. Arbitration; Waiver of Trial By Jury (a) Any and every dispute of any nature whatsoever that may arise between the parties, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, including, but not limited to, disputes relating to or involving the construction, performance or breach of this Agreement, or any schedule, certificate or other document delivered by any party hereto, or any other agreement between the parties, whether entered into prior to, on, or subsequent to the date of this Agreement, or those arising under any federal, state or local law, regulation or ordinance, shall be determined by binding arbitration in accordance with the then--current commercial arbitration rules of the American Arbitration Association, to the extent such rules do not conflict with the provisions of this paragraph. If the amount in controversy in the arbitration exceeds Two Hundred Fifty Thousand Dollars ($250,000), exclusive of interest, attorneys' fees and costs, the arbitration shall be conducted by a panel of three (3) neutral arbitrators. Otherwise, the arbitration shall be conducted by a single neutral arbitrator. The parties shall endeavor to select neutral arbitrators by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any party or the parties jointly shall request the American Arbitration Association to submit to each party an identical panel of fifteen (15) persons. Alternate strikes shall be made to the panel, commencing with the party bringing the claim, until the names of three (3) persons remain, or one (1) person if the case is to be heard by a single arbitrator. The parties may, however, by mutual agreement, request the American Arbitration Association to submit additional panels of possible arbitrators. The person(s) thus remaining shall be the arbitrator(s) for such arbitration. If three (3) arbitrators are selected, the arbitrators shall elect a chairperson to preside at all meetings and hearings. The arbitrator(s), or a majority of them, shall have the power to determine all matters incident to the conduct of the arbitration, including without limitation all procedural and evidentiary matters and the scheduling of any hearing. The award made by a majority of the arbitrators shall be final and binding upon the parties thereto and the subject matter. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrators shall have authority to award damages, arbitration costs, attorneys' fees, declaratory relief and permanent injunctive relief, if applicable, in accordance with the terms of this Agreement. Unless otherwise agreed by the parties, the arbitration shall be held in Atlanta, Georgia. This SECTION 10.02 shall not prevent either party from seeking a temporary restraining order or temporary or preliminary injunctive relief from a court of competent jurisdiction in order to protect its rights under this Agreement. In the event a party seeks such injunctive relief pursuant to this Agreement, such action shall not constitute a waiver of the provisions of this SECTION 10.02, which shall continue to govern any and every dispute between the parties, including without limitation the right to damages, permanent injunctive relief and any other remedy, at law or in equity.

         (b) EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OF ANY NATURE WHATSOEVER THAT MAY ARISE BETWEEN THEM, INCLUDING, BUT NOT LIMITED TO, THOSE DISPUTES RELATING TO OR INVOLVING, IN ANY WAY THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, THE PROVISIONS OF ANY FEDERAL, STATE OR LOCAL LAW, REGULATION OR ORDINANCE NOTWITHSTANDING. By execution of this Agreement, each of the parties hereto acknowledges and agrees that he/she/it has had an opportunity to consult with legal counsel and that he/she/it knowingly and voluntarily waives any right to a trial by jury of any dispute pertaining to or relating in any way to the transactions contemplated by this Agreement, the provisions of any federal, state or local law, regulation or ordinance notwithstanding.

         Section 10.03 Expenses. Except as otherwise provided in this Agreement, the Parties shall pay all of their own expenses relating to the Subject Transactions including, without limitation, the fees and expenses of their respective counsel and financial advisors; provided, however, any filing fee(s) relating to any filings required under the HSR Act shall be borne one-half (1/2) by Purchaser and one-half (1/2) by the Sellers.

         Section 10.04 Governing Law. The interpretation and construction of this Agreement, the Subject Transactions and all matters relating hereto, shall be governed by the internal laws of the State of Delaware without regard to conflict of laws principles. The Parties acknowledge that although neither of the Sellers or Purchaser is incorporated in Delaware, Purchaser intends to assign certain of its rights and obligations under this Agreement to one or more of its subsidiaries that are, or will be at the time of Closing, incorporated in Delaware.

         Section 10.05 Enforcement; Service of Process. In the event any Party shall seek enforcement of any covenant, warranty or other term or provision of this Agreement or seek to recover damages for the breach thereof, the Party which prevails in such proceedings shall be entitled to recover reasonable attorneys' fees and expenses actually incurred by it in connection therewith. The Parties agree that the service of process or any other papers upon any of them by any of the methods specified in and in accordance with SECTION 10.07 (other than by facsimile) shall be deemed good, proper, and effective service upon them.

         Section 10.06 Captions; References. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this

Agreement. References to an "Article" or "Section" when used without further attribution shall refer to the particular article or section of this Agreement.

         Section 10.07 Notices. Any notice or other communications required or permitted hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon delivery in person, by facsimile, by overnight courier or by certified or registered mail, return receipt requested, as follows:

     If to the Company or the Subsidiary:  Vision Twenty-One, Inc.
                                           7360 Bryan Dairy Road
                                           Largo, Florida  33777
                                           Attention:  Theodore N. Gillette, CEO
                                           Facsimile:  (727) 547-4371

     With a copy to:                       Shumaker, Loop & Kendrick, LLP
                                           101 E. Kennedy Boulevard
                                           Suite 2800
                                           Tampa, Florida  33602
                                           Attention:  Darrell C. Smith, Esquire
                                           Facsimile:  (813) 229-1660


     If to Purchaser:                      Eye Care Centers of America, Inc.
                                           11103 West Avenue
                                           San Antonio, Texas  78213-1392
                                           Attention:  Bernard W. Andrews, CEO
                                           Facsimile:  (210) 524-6996

     With a copy to:                       Cox & Smith Incorporated
                                           112 E. Pecan, Suite 1800
                                           San Antonio, Texas  78205
                                           Attention:  James B. Smith, Jr.
                                           Facsimile:  (210)226-8395

or at such other address or telecopy number as shall have been furnished in writing by any such Party, except that such notice of such change shall be effective only upon receipt. Each such notice or other communication shall be effective when received or, if given by mail, when delivered at the address specified in this SECTION 10.07 or on the fifth business day following the date on which such communication is posted, whichever occurs first. Notwithstanding any provision in this Agreement to the contrary, any notice properly delivered to the Company shall be deemed properly delivered to the Subsidiary.

         Section 10.08 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by the Sellers prior to the Closing Date. Purchaser shall have the right, at or before the Closing Date, to designate one or more entities to which it may assign all or part of its rights and obligations hereunder respecting the purchase of the Assets.

         Section 10.09 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         Section 10.10 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof or any other written agreements that the parties enter into pursuant to or relating to the Subject Transactions, contains the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter. All Exhibits and Schedules referred to herein and attached hereto are incorporated herein by reference.

         Section 10.11 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Purchaser and the Sellers.

         Section 10.12 Severability. In case any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         Section 10.13 Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

         Section 10.14 Joint Preparation. This Agreement has been prepared by the joint efforts of the respective attorneys to each of the Parties. No provision of this Agreement shall be construed on the basis that such Party was the author of such provision.

         Section 10.15 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         IN WITNESS WHEREOF, Purchaser, the Company and the Subsidiary have executed this Agreement to be effective as of the day and year first above written.

                                  "Purchaser"

                                    EYE CARE CENTERS OF AMERICA, INC.


                                  By:
                                     ------------------------------------------
                                     Bernard W. Andrews
                                     Chairman and Chief Executive Officer


                                  The "Company"

                                    VISION TWENTY-ONE, INC.


                                    By:
                                       ----------------------------------------
                                     Title:
                                           ------------------------------------

                                  The "Subsidiary"

                                    THE COMPLETE OPTICAL LABORATORY, LTD., CORP.


                                    By:
                                       ----------------------------------------
                                     Title:
                                           ------------------------------------

                                    EXHIBIT A

                                   DEFINITIONS


         "Adjustment Escrow Amount" has the meaning set forth in SECTION
2.02(b).

         "Acquired Businesses" has the meaning set forth in the recitals.

         "Acquisition Documents" means this Agreement, all exhibits and schedules hereto, and all agreements contemplated herein, but excluding the Business Management Agreement or any amendments or modifications thereto.

         "Adjustment Amount" has the meaning set forth in SECTION 2.03(a).

         "Adjustment Arbitrator" has the meaning set forth in SECTION 2.03(b).

         "Affiliate" is used in this Agreement to indicate a relationship with one or more persons and when used shall mean any corporation, limited liability company or other organization of which such person is an executive officer, manager, director, member or partner or is directly or indirectly the beneficial owner of one percent (1%) or more of any class of equity securities or financial interest therein; any trust or other estate in which such person has a beneficial interest or as to which such person serves as trustee or in any similar fiduciary capacity; any relative or spouse of such person, or any relative of such spouse (such relative being related to the person in question within the second degree); any director, manager or executive officer of such person; or any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

         "Agreement" means this Asset Purchase Agreement.

         "Asset Amount" has the meaning set forth in SECTION 2.03(a).

         "Assets" has the meaning set forth in SECTION 2.01.

         "Assigned Contracts" has the meaning set forth in SECTION 2.01.

         "Assignments" has the meaning set forth in SECTION 8.15.

         "Assumed Liabilities" has the meaning set forth in SECTION 2.04.

         "Assumed Liabilities Amount" has the meaning set forth in SECTION 2.03(a).

         "Audited Stub Period Statement of Operations" has the meaning set forth in SECTION 2.03(g).

         "Balance Sheet" has the meaning set forth in SECTION 3.05.

         "Balance Sheet Date" has the meaning set forth in SECTION 3.21.

         "Balance Sheet Assumed Liabilities" has the meaning set forth in
SECTION 2.04.

         "Balance Sheet Assumed Liabilities Amount" has the meaning set forth in
SECTION 2.03(a).

         "Bank Account" has the meaning set forth in SECTION 2.10(b).

         "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C.
s. 101, et seq.

         "Base Price" has the meaning set forth in SECTION 2.02(a).

         "Best Efforts" means the reasonable commercial efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits of this Agreement and the Subject Transactions to such Person.

         "Breach" means that a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "Business Management Agreement" means that certain Business Management Agreement, dated January 1, 1998, by and among the Company and Cummins PA, as has been amended as reflected in the Schedules attached hereto.

         "Closing" has the meaning set forth in SECTION 2.06.

         "Closing Date" has the meaning set forth in SECTION 2.06.

         "Closing Date Balance Sheets" has the meaning set forth in SECTION 2.03(a).

         "Closing Date Financial Statements" has the meaning set forth in
SECTION 2.03(a)

         "Closing Date Income Statements" has the meaning set forth in SECTION 2.03(a).

         "COBRA" has the meaning set forth in SECTION 3.20(g).

         "Code" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "Collective Bargaining Agreement" means the Agreement between Charles
M. Cummins, O.D. - Elliot L. Shack, O.D., P.A., The Complete Optical Laboratory Ltd. and International Union, United Automobile, Aerospace and Agricultural Implement Workers of America Local 260.

         "Company" means Vision Twenty-One, Inc., a Florida corporation.

         "Company Businesses" has the meaning set forth in the recitals.

         "Competing Business" has the meaning set forth in SECTION 3.26.

         "Consent" means any approval, consent, ratification, waiver, or other authorization (including, without limitation, any Governmental Authorization).

         "Contract" means any agreement, contract, instrument, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Cummins Employment Agreement" means that certain employment agreement, dated January 1, 1998, by and between Dr. Cummins and the Company.

         "Cummins PA" or the "Practice" means Charles M. Cummins, O.D. , P.A., a New Jersey professional association doing business as Drx and formerly known as Charles M. Cummins, O.D. and Elliot L. Shack, O.D., P.A.

         "Current Assets" means the inventory, accounts receivable, prepaid expenses and accounts receivable transferred by the Sellers to Purchaser hereunder and reflected on the Closing Date Balance Sheet.

         "Damages" has the meaning set forth in SECTION 9.02.

         "Date Data" has the meaning set forth in SECTION 3.28(b).

         "Drx Acquisition Agreement" means that certain Asset Purchase Agreement dated January 1, 1998 by and among Elliot L. Shack, O.D., P.A., a New Jersey professional association, Charles M. Cummins and Elliot L. Shack, O.D., P.A., a New Jersey professional association, and the Company.

         "EBITDA" has the meaning set forth in SECTION 2.03(e).

         "ECCA SEC Reports" has the meaning set forth in SECTION 4.06.

         "Employee Benefit Plans" has the meaning set forth in SECTION 3.20(b).

         "Employee Policies and Procedures" has a meaning set forth in SECTION 3.19(e).

         "Encumbrance" means any charge, claim, community property interest, condition, covenant, equitable interest including any equitable servitude, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Environmental and Safety Requirements" means all federal, state and municipal statutes, regulations, common law and similar provisions having force or effect of law, all orders, permits, licenses and approvals with respect to environmental, public health and safety, occupational health and safety, product liability and transportation including, without limitation, all such standards of conduct or bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any contaminant, waste, hazardous materials, substances, chemical substances or mixtures, pesticides, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Escrow Agent" has the meaning set forth in SECTION 2.02(b)(ii).

         "Escrow Agreement" has the meaning set forth in SECTION 2.02(b)(ii).

         "Escrow Amount" has the meaning set forth in SECTION 2.02(b)(ii).

         "Estimated Adjustment Amount" has the meaning set forth in SECTION 2.02(c).

         "Estimated Balance Sheet Assumed Liabilities Amount" has the meaning set forth in SECTION 2.02(c).

         "Estimated Cash Payment" has the meaning set forth in SECTION 2.02(b).

         "Estimated Closing Date Balance Sheets" has the meaning set forth in
SECTION 2.02(c).

         "Estimated Closing Date Income Statements" has the meaning set forth in
SECTION 2.02(c).

         "Estimated Current Asset Amount" has the meaning set forth in SECTION 2.02(c).

         "Estimated 1999 EBITDA Adjustment" has the meaning set forth in SECTION 2.02(c).

         "Estimated Purchase Price" has the meaning set forth in SECTION
2.02(b).

         "Estimated Working Capital Amount" has the meaning set forth in SECTION 2.02(c).

         "Excluded Assets" has the meaning set forth in SECTION 2.01.

         "Eye Care Acquisition Agreement" means that certain Agreement and Plan of Reorganization dated March 31, 1998 by and between the Company, Eyecare One Corp., a Delaware corporation, and Martin F. Stein, Robert L. Sowinski, Eugene
H. Edson, Stephen L. Chernoff and John C. Colman, not individually but solely as Trustee of the John C. Colman Trust u/t/a/ August 5, 1994 and Stephen L. Chernoff and Daniel J. Stein, not individually but solely in their capacities as Trustees of the Daniel J. Stein Irrevocable Trust u/a/d April 3, 1996 and Stephen L. Chernoff and Lawrence Stein, not individually but solely in their capacities as Trustees of the Lawrence Stein Irrevocable Trust u/a/d April 5, 1996.

         "Eye Care One" means Eyecare One Corp., a Delaware corporation doing business as Stein Optical.

         "Financial Statements" has the meaning set forth in SECTION 3.05.

         "Financial Statements Protest Notice" has the meaning set forth in
SECTION 2.03(b).

          "GAAP" means generally accepted United States accounting principles. Whenever the term GAAP is followed by the phrase "applied on a basis consistent with past practices" or other similar phrase, the Parties acknowledge that the past practices also must comply with GAAP.

         "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" means any:

                  (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (d) multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "HSR Act" means the Hart-Scott-Rodino Antitrust-Improvements Act of 1976, as amended.

         "Indemnified Persons" has the meaning set forth in SECTION 9.02.

         "Insolvent" means:

                  (i) A Person is unable to pay their debts or other obligations as they become due; or

                  (ii) the aggregate fair valuation of a Person's debts are in excess of the aggregate fair valuation of such Person's assets.

         "Insurance Policies" has the meaning set forth in SECTION 3.15.

         "Intellectual Property Rights" has the meaning set forth in SECTION
3.16.

         "Internal Systems" has the meaning set forth in SECTION 3.28.

         "Interim Balance Sheet" has the meaning set forth in SECTION 3.05.

         "Inventory" shall mean all inventory used by, relating to or necessary for the Acquired Businesses.

         "IRS" means the Internal Revenue Service.

         "Knowledge" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter without independent investigation.

         The Company and the Subsidiary together will be deemed to have "Knowledge" if Theodore N. Gillette, Richard T. Welch, Richard Sanchez, Robert Sowinski, Charles Cummins, O.D., Robert Collins, Sue Peterson, Joseph Farina, Darrin Johnson, Cloe Malfatto, Dan Bagnall, Susan Kapall or any director of the Company has, or at any time had, Knowledge of such fact or other matter.

         The Purchaser will be deemed to have "Knowledge" if any individual who is serving as a director or officer of the Purchaser has, or at any time had, knowledge of such fact or other matter.

         "Landlord Estoppel Certificates" has the meaning set forth in SECTION 7.11.

         "Leases" has the meaning set forth in SECTION 3.09(b).

         "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Material Adverse Effect" means, with respect to any Person, any event, condition or change which materially and adversely affects or may materially and adversely affect the business, financial condition, prospects, assets or results of operations of such Person.

         "Medicare" means that federal program authorized under Title XVIII of the Social Security Act.

         "Medicaid" means that federal program authorized under Title XIX of the Social Security Act.

         "Non-Recurring Charges" has the meaning set forth in SECTION 2.03(f).

         "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent (both in frequency and amount) with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and organizational agreement of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

         "Parties" means the Company, the Subsidiary and Purchaser.

         "Payor" has the meaning set forth in SECTION 3.29.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Planned EBITDA" has the meaning set forth in SECTION 2.03(e).

         "Practice" has the meaning set forth in the definition of Cummins PA.

         "Prior Owners" shall mean Vision World, Inc., a Minnesota corporation, Eyecare One Corp., a Delaware corporation, Elliot L. Shack, O.D., P.A., a New Jersey professional association, Charles M. Cummins and Elliot L. Shack, O.D., P.A., a New Jersey professional association and each of their respective stockholders.

         "Proceeding" means any action, arbitration, audit, charge, complaint, hearing, inquiry, investigation, litigation, or suit (whether civil or criminal, judicial, administrative or regulatory, formal or informal, at law or in equity) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Proprietary Rights Agreement" has the meaning set forth in SECTION 3.18(c).

         "Prorated Personal Property Taxes" has the meaning set forth in SECTION 2.09(b).

         "Purchase Price" has the meaning set forth in SECTION 2.02(a)(i).

         "Purchaser" means Eye Care Centers of America, Inc., a Texas corporation.

         "Purchaser Indemnified Persons" has the meaning set forth in SECTION 9.02.

         "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Restricted Business" has the meaning set forth in SECTION 6.04(a).

         "Schedule" means any schedule delivered by the Company, the Subsidiary or Purchaser pursuant to, and referred to in, ARTICLE III OR IV of this Agreement.

         "Sellers" means the Company and the Subsidiary.

         "Sellers' Indemnified Persons" has the meaning set forth in SECTION
9.03.

         "SEC" means the Securities and Exchange Commission.

         "SEC Reports" has the meaning set forth in SECTION 3.34.

         "Severance Letters" has the meaning set forth in SECTION  6.07(e).

         "Strategic Agreement" has the meaning set forth in the recitals.

         "Stub Period" has the meaning set forth in SECTION 2.03(g).

         "Subject Transactions" means all of the transactions contemplated by this Agreement, including:

                  (a) the sale of the Assets to, and the assumption of the Assumed Liabilities hereunder;

                  (b) the execution, delivery, and performance of the Acquisition Documents, including without limitation the Sublease Agreements and the Assignments;

                  (c) the performance by the parties of their respective covenants and obligations under this Agreement; and

                  (d) Purchaser's acquisition, ownership and exercise of control over the Assets and the Businesses.

         "Sublease Agreements" has the meaning set forth in SECTION 7.11.

         "TCOL Stock Purchase Agreement" means that certain Stock Purchase Agreement dated January 1, 1998 by and among Elliot L. Shack, O.D., P.A., a New Jersey professional association, Charles M. Cummins, O.D. and Elliot L. Shack, O.D., P.A., a New Jersey professional association and the Company.

         "Tax" means any tax (including, without limitation, any tax on gross income, net income, franchise, gross receipts, royalty, capital gains, value added, sales, property, ad valorem, transfer, license, use, profits, windfall profits, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, gift, or estate), levy, assessment, tariff, duty (including customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

         "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Vision World" means Vision World, Inc., a Minnesota corporation.

         "Vision World Acquisition Agreement" means that certain Asset Purchase Agreement dated June 30, 1998 by and among Vision World, Inc., a Minnesota corporation, Russell Trenholme, Takako Trenholme and the Company.

         "VIPA" means Vision Insurance Plan of America, Inc.

         "VPI" means Visionary Properties, Inc., a Delaware corporation.

         "Working Capital Amount" has the meaning set forth in SECTION 2.03(a).

         "Year 2000 Compliant" has the meaning set forth in SECTION 3.28(b).

         "1933 Act" means the Securities Act of 1933, as amended.

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "1998 EBITDA Adjustment" has the meaning set forth in SECTION 2.03(g).

         "1998 Stub EBITDA" has the meaning set forth in SECTION 2.03(g).

         "1999 EBITDA Adjustment" has the meaning set forth in SECTION 2.03(d).

EXHIBITS AND SCHEDULES

Exhibit A         Definitions
Exhibit B-1       Assigned Contracts with respect to the Wisconsin Business
Exhibit B-2       Assigned Contracts with respect to the Minnesota Business
Exhibit B-3       Assigned Contracts with respect to the New Jersey Business
Exhibit B-4       Assigned Contracts with respect to the Subsidiary
Exhibit C-1       Fixed Assets with respect to the Wisconsin Business
Exhibit C-2       Fixed Assets with respect to the Minnesota Business
Exhibit C-3       Fixed Assets with respect to the New Jersey Business
Exhibit C-4       Fixed Assets with respect to the Subsidiary
Exhibit D-1       Excluded Assets with respect to the Wisconsin Business
Exhibit D-2       Excluded Assets with respect to the Minnesota Business
Exhibit D-3       Excluded Assets with respect to the New Jersey Business
Exhibit D-4       Excluded Assets with respect to the Subsidiary
Exhibit E-1       Allocation of Purchase Price between Sellers
Exhibit E-2       Calculation of Working Capital
Exhibit F         Form of Escrow Agreement
Exhibit G         [INTENTIONALLY DELETED]
Exhibit H-1       Form of Bill of Sale, Assignment and Assumption Agreement (Wisconsin)
Exhibit H-2       Form of Bill of Sale, Assignment and Assumption Agreement (Minnesota)
Exhibit H-3       Form of Bill of Sale, Assignment and Assumption Agreement (New Jersey)
Exhibit H-4       Form of Bill of Sale, Assignment and Assumption Agreement  (The Subsidiary)
Exhibit I         Allocation of Purchase Price among Assets
Exhibit J         Form of Opinion from the Company' counsel
Exhibit K         [INTENTIONALLY DELETED]
Exhibit L         Form of Landlord Estoppel Certificate
Exhibit M         Form of Sublease Agreement
Exhibit N         Form of Assignment of Lease
Exhibit O         [INTENTIONALLY DELETED]
Exhibit P         Planned EBITDA
Exhibit Q         Non-Recurring Charges

Schedule 3.02              Title to Assets; Condition
Schedule 3.03              Existence, Good Standing and Authority
Schedule 3.04              Investments
Schedule 3.06              No Material Changes
Schedule 3.08              Accounts Receivable
Schedule 3.09              Real Property Leases
Schedule 3.10              Material Contracts
Schedule 3.11(a)           Conflicts
Schedule 3.11(b)           Consents
Schedule 3.14              Liabilities
Schedule 3.15              Insurance
Schedule 3.16              Intellectual Properties
Schedule 3.17              Compliance with Laws
Schedule 3.18(a)           Employees
Schedule 3.18(b)           Independent Contractors
Schedule 318(e)            Employment Agreements
Schedule 3.20(a)           Employee Benefit Plans

Schedule 3.21              No Changes Prior to Closing Date
Schedule 3.22              Broker's or Finder's Fees
Schedule 3.23(a)           Government Authorizations
Schedule 3.23(b)           Consents
Schedule 3.24              Environmental and Health and Safety Matters
Schedule 3.28(a)           Year 2000 Compliance
Schedule 3.30              Payors
Schedule 3.31              Inventory
Schedule 3.32              Acquisition Agreements
Schedule 3.33              Bank Accounts
Schedule 4.04              Consents